                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            PDG ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            PDG ENVIRONMENTAL, INC.

      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 13, 2004

TO THE SHAREHOLDERS OF PDG ENVIRONMENTAL, INC.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of PDG Environmental, Inc., a Delaware corporation (the "Corporation") will be held at the Corporation's offices at the Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235, on Tuesday, July 13, 2004 at 9:00 o'clock a.m., Eastern Daylight Savings Time, for the following purposes:

     (a) To elect five (5) directors for the ensuing year and until successors are elected;

     (b) To ratify Parente Randolph, LLC as the Corporation's independent auditors for the fiscal year ending January 31, 2005;

     (c) To reauthorize the PDG Environmental, Inc. Incentive Stock Option Plan;

     (d) To reauthorize the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors;

     (e) To reauthorize the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors; and

     (f) To transact such other business as may properly come before the meeting or any adjournment thereof.

The forgoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed June 1, 2004, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy as promptly as possible in the envelop enclosed to ensure your representation at the Annual Meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                         By Order of the Board of Directors

                                         James D. Chiafullo
                                         Secretary

Pittsburgh, Pennsylvania
May 25, 2004

                                PROXY STATEMENT

                            PDG ENVIRONMENTAL, INC.
                         1386 BEULAH ROAD, BUILDING 801
                         PITTSBURGH, PENNSYLVANIA 15235
                                 (412) 243-3200

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 JULY 13, 2004

This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc., a Delaware corporation (the "Corporation") in connection with the solicitation of proxies by its Board of Directors of the Corporation for use at the Annual Meeting of the Stockholders of the Corporation to be held on July 13, 2004 at 9:00 a.m., Eastern Daylight Savings Time at the Corporations offices at the Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235 and any adjournment or postponement thereof for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 8, 2004.

                      GENERAL INFORMATION REGARDING VOTING

VOTING RIGHTS

The Board of Directors of the Corporation has fixed the close of business on June 1, 2004 as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of the common stock, par value $0.02, of the Corporation ("Common Stock") as of the Record Date will be entitled to vote at the Annual Meeting on all matters voted upon. At the close of business on the Record Date, there were 10,890,330 shares of Common Stock outstanding and entitled to vote. On the Record Date, the Common Stock was held by 2,110 stockholders of record. On all matters to be voted upon at the Annual Meeting, the holders of shares of Common are entitled to cast one (1) vote per share.

The presence, in person or by properly executed proxy, of the holders of shares representing a majority of the voting power outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting is required for the election of directors.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker "non-votes." Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Annual Meeting for quorum purposes. An abstention will have the same effect as a negative vote except with respect to the election of directors in which case an abstention will have no effect since directors are elected by a plurality vote. Broker "non-votes" are not counted in the tabulation of votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owners has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that item.

As of May 25, 2004, the directors and officers of the Corporation as a group controlled approximately 30% of the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Each director and officer of the Corporation has indicated that he intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.

PROXIES

All shares of Common Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted FOR the election of the five (5) nominees for the Board of Directors, FOR the ratification of the independent auditors, FOR the reauthorization of the PDG Environmental, Inc. Incentive Stock Option Plan, FOR the reauthorization of the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors and FOR the reauthorization of the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors.

Management and the Board of Directors do not know of any other matters to be brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235 In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

SOLICITATION

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act"), stockholders may present proper proposals for inclusion in the Corporation's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Corporation in a timely manner. In order to be so included for the 2005 Annual Meeting, stockholder proposals must be received by the Corporation no later than March 2, 2005 and must otherwise comply with the requirements of Rule 14a-8. Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Corporation no later than April 16, 2005 and must otherwise comply with the requirements of Rule 14a-4(c) under the Exchange Act; in accordance with Rule 14a-4(c), proxy holders will have discretionary authority to vote in accordance with their judgment upon any such proposal which is not timely received by the Corporation or which does not otherwise comply with Rule 14a4(c).

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

The Board of Directors has nominated five (5) directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until such director's successor is elected and has qualified, or until such director's earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by properly executed proxies received in response to this solicitation will be voted as specified in the proxy. Unless otherwise specified in the proxy, the proxy holders will vote the proxies FOR the nominees listed below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted in the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may be reduced.

The following table sets forth information regarding the directors and nominees of the Corporation. All of the nominees are currently serving as directors and were elected at the 2003 Annual Meeting of the Corporation's stockholders to serve until the next annual meeting of the Corporation's stockholders. Each of the nominees has consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve.

NAME, AGE AND                               YEAR FIRST
PRINCIPAL OCCUPATION                         ELECTED                   CERTAIN OTHER INFORMATION
--------------------                         -------                   -------------------------
John C. Regan (60)                             1989        Mr. Regan has served in each of his present
Chairman, President,                                       positions since December 1990 and has served as a
Chief Executive Officer and                                Director since April 1989. He is the founder of
Chief Financial Officer of                                 Project Development Group, Inc., now our
PDG Environmental, Inc.                                    wholly-owned subsidiary, which engages in
                                                           asbestos abatement and specialty contracting
                                                           services, and has served as that corporation's
                                                           Chairman and President since 1984. Mr. Regan also
                                                           served as Chairman of the Board of Directors of
                                                           PDG Remediation, Inc. (PDGR), a company which
                                                           provided remediation services to assist customers
                                                           in complying with environmental laws and
                                                           regulations, from July 1994 until August 1996.

NAME, AGE AND                               YEAR FIRST
PRINCIPAL OCCUPATION                         ELECTED                   CERTAIN OTHER INFORMATION
--------------------                         -------                   -------------------------
Richard A. Bendis (57)                         1986        Mr. Bendis has served as a Director since 1986.
President and CEO of                                       Mr. Bendis has been the President and CEO of
Innovation Philadelphia and                                Innovation Philadelphia (IP) since January 2002.
Investment Banking Consultant                              Prior to January 2002, he was President and CEO
                                                           of Kansas Technology Enterprise Corporation
                                                           (KTEC), an entity formed to encourage investment
                                                           and growth in the State of Kansas. Mr. Bendis
                                                           also is founder and Managing Director of
                                                           Management Resources of America, which provides
                                                           consulting and investment banking/venture capital
                                                           services, and founder, President and CEO of
                                                           Global Technology Enterprise Company LLC which
                                                           provides consulting services to governmental
                                                           units concerning commercialization networks and
                                                           venture capital funds. Mr. Bendis currently
                                                           serves as a member of the Council on
                                                           Competitiveness, the National Association of Seed
                                                           and the Venture Capital Association and State
                                                           Science and Technology Institute.

Edgar Berkey (63)                              1998        Dr. Berkey is a nationally recognized expert on
Vice President and                                         environmental technologies and is currently the
Chief Science Officer of                                   Vice President and Chief Quality Officer of
Concurrent Technologies Corp.                              Concurrent Technologies Corp. (CTC). He is a
                                                           member and Chairman of several environmental
                                                           advisory committees for the U.S. Department of
                                                           Energy and formerly on the Science Advisory Board
                                                           of the U.S. Environmental Protection Agency. He
                                                           also chairs the Scientific Advisory Board of the
                                                           North America Environmental Fund, LP, which
                                                           invests in emerging environmental companies that
                                                           can benefit from NAFTA. Dr. Berkey is the former
                                                           President and co-founder of the Center for
                                                           Hazardous Materials Research. Dr. Berkey
                                                           previously served on the Corporation's Board of
                                                           Directors from 1991-1995. He resigned from the
                                                           Corporation's Board of Directors in 1995 to serve
                                                           as a Director of PDG Remediation, Inc., which at
                                                           that time was an affiliate of the Corporation. He
                                                           resigned from the Board of Directors of PDG
                                                           Remediation, Inc. in 1996.

James D. Chiafullo (46)                        1998        Mr. Chiafullo has served as a Director since July
Shareholder/Director,                                      1998 and as Secretary since May 2003. Since 1999,
Cohen & Grigsby                                            Mr. Chiafullo has been a Director in the law firm
Secretary of                                               of Cohen & Grigsby, P.C. headquartered in
PDG Environmental, Inc.                                    Pittsburgh. Prior to joining Cohen & Grigsby,
                                                           P.C., Mr. Chiafullo was a Partner with Thorp Reed
                                                           & Armstrong LLP. Prior to joining Thorp Reed &
                                                           Armstrong, LLP, Mr. Chiafullo was a lawyer with
                                                           Gulf Oil Corporation in Houston, Texas. Cohen &
                                                           Grigsby provide legal services to us. Mr.
                                                           Chiafullo is a member of the Board of Directors
                                                           of the Western Pennsylvania Epilepsy Foundation.

NAME, AGE AND                               YEAR FIRST
PRINCIPAL OCCUPATION                         ELECTED                   CERTAIN OTHER INFORMATION
--------------------                         -------                   -------------------------
Edwin J. Kilpela (58)                          1997        Mr. Kilpela has served as a Director since July
President & CEO,                                           1997 Mr. Kilpela has served as the President and
Soil Safe, Inc.                                            CEO of Soil Safe, Inc. a privately held
                                                           environmental company located in Baltimore, MD
                                                           since 2003. From 1998 until 2002, Mr. Kilpela was
                                                           an independent business consultant to small and
                                                           mid-sized environmental companies. From 1997 to
                                                           1998 he was President and Chief Executive Officer
                                                           of Noxso Corporation, a developmental
                                                           environmental company. From 1996 until 1997 he
                                                           was President of Ansaldo Ross Hill. Mr. Kilpela
                                                           was with Westinghouse Electric Corporation from
                                                           1968 to 1996 including serving as General Manager
                                                           of the Environmental Services Division from 1991
                                                           to 1996.

BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year ended January 31, 2004, there were three regular meetings of the Board of Directors, and each of the incumbent directors attended or participated in at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year. All members of the Board of Directors attended our Annual Meeting of Shareholders last year on July 22, 2003.

The Board of Directors has several committees that perform various functions.

AUDIT COMMITTEE

Our Board of Directors has an Audit Committee. The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal accounting staff and our independent auditors. This Committee's function is to review our quarterly and annual financial statements with our independent accountants and management; review the scope and results of the examination of our financial statements by the independent accountants; approve all professional services performed by the independent accountants and related fees; recommend the retention or replacement of the independent accountants and periodically review our accounting policies and internal accounting and financial controls. The Audit Committee is also responsible for establishing and overseeing our internal reporting system relating to accounting, internal accounting controls and auditing matters. The Audit Committee is governed by a written charter approved by our Board of Directors. A more complete description of the Committee's functions is set forth in the charter included in this Proxy.

The Committee presently consists of Messrs. Bendis, Berkey and Kilpela. Mr. Bendis serves as Chairman of our Audit Committee and is the "audit committee financial expert", within the meaning of Item 401(h)(2) of Regulation S-K, based upon his experience with financing and venture capital. The Board of Directors, believes that all members of the audit committee meet the independence standards of the Nasdaq and the SEC.

The Audit Committee met two times during the fiscal year ended January 31, 2004.

NOMINATING COMMITTEE

The Nominating Committee recommends prospective nominees for election to the Board of Directors.

The Nominating Committee consists of Mr. Regan and did not meet during the fiscal year ended January 31, 2004 but did consider candidates for the Board of Directors.

IDENTIFICATION AND EVALUATION OF NOMINEES FOR DIRECTORS

The Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current members of the Board, professional search firms, employees, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year.

The Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board. In evaluating such recommendations, the Nominating Committee uses the same qualification standards as are used for all other candidates. To recommend a prospective nominee for the Nominating Committee's consideration, a stockholder must have held no less than 10,000 shares of our stock for a continuous 12-month period. Stockholder recommendations must be submitted in writing to the Company's Corporate Secretary at PDG Environmental, Inc., 1386 Beulah Road, Building, 801, Pittsburgh, PA 15235 and must include (a) the proposed candidate's personal and business information, (b) the class and number of Company securities he/she owns, (c) a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such persons or persons) pursuant to which the nomination is to be made by the stockholder and (d) all other information regarding the stockholder's proposed nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected). Recommendations must also be accompanied by personal references including a supporting statement from the recommending stockholder regarding a proposed candidate's character and judgment.

In addition, the bylaws of the Company permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares to elect such nominee and comply with all other requirements set forth in our bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. In addition, the stockholder must give timely notice to the Corporate Secretary of the Company in accordance with the bylaws of the Company which, in general, require that the notice be received by the Corporate Secretary of the Company within the time period described below under "Stockholder Proposals."

The Nominating Committee utilizes a variety of methods for identifying and evaluating candidates for director. In evaluating the qualifications of the candidates, the Nominating Committee considers many factors, including, issues of character, judgment, integrity, independence, age, expertise, diversity of experience, length of service, other commitments and the like. A candidate should have sufficient financial or accounting knowledge to add value to the financial oversight role of the Board of Directors. The Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating Committee also considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Nominating Committee has not established specific minimum qualifications for director candidates, the Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who have competency in the following areas: (i) industry knowledge; (ii) accounting and finance (including expertise of at least one director who would qualify as a "financial expert" as that term is defined in the rules of the SEC); (iii) business judgement; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management; (viii) corporate governance; (ix) risk management and (x) such other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may communicate with the Board by writing to them by mail or express mail c/o PDG Environmental, Inc., 1386 Beulah Road, Building, 801, Pittsburgh, PA 15235. Any stockholder communications directed to the Board or a member of the Board will first be delivered to the Company's Corporate Secretary who will forward all communications to the Board for review.

DIRECTOR ATTENDANCE AT ANNUAL STOCKHOLDER MEETING

Members of the Board of Directors are encouraged to attend the Company's annual meeting of stockholders. However, the Company does not have a policy about attendance of directors at the Company's annual meetings of stockholders.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for administering the Corporation's Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's executive and makes recommendations with respect to executive compensation. The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela and held two meeting during the fiscal year ended January 31, 2004. Mr. Kilpela serves as chairman of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Bendis, Berkey, Chiafullo and Kilpela. None of these individuals served as one of the Corporation's officers or employees at any time during the fiscal year ended January 31, 2004. None of the Corporation's current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION OF DIRECTORS

The outside directors of the Corporation receive a $1,500 per meeting fee plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") which provides for the grants of options to non-employee directors to purchase an aggregate of up to 600,000 shares of Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan. The options expire ten years from grant. Options granted under the Non-Employee Plan do not qualify as incentive stock options under the Internal Revenue Code.

At the 1991 Annual Meeting, pursuant to the terms of the Non-Employee Plan, Mr. Bendis was granted options to purchase 48,750 shares of Common Stock. During the fiscal year ended January 31, 1994, Mr. Bendis exercised options to purchase 38,500 shares of the Corporation's Common Stock. At the 1996 Annual Meeting, approval was received to amend the Plan to provide for the award and immediate vesting of 10,000 options to purchase Common Stock of the Corporation upon a Director's re-election to the Board of Directors. Mr. Bendis was granted and vested 10,000 options to purchase Common Stock of the Corporation upon his re-election as Director in 1996, 1997, 1998, 1999, 2000, 2001, 2002 and 2003.

Mr. Kilpela was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors at the 1997 Annual Meeting. The exercise price is 100% of the fair value of such shares on the date such options are granted subject to adjustment as provided by the plan. The options vested ratably over four years. All 40,000 of the options granted Mr. Kilpela have vested. Additionally, Mr. Kilpela was granted and vested 10,000 options upon his re-election to the Board of Directors in 1998, 1999, 2000, 2001, 2002 and 2003.

Dr. Berkey was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Dr. Berkey was appointed to the Board of Directors. The options vested ratably over four years. All 40,000 of the options awarded to Dr. Berkey have vested. Additionally, Dr. Berkey was granted and vested 10,000 options upon his re-election to the Board of Directors in 1999, 2000, 2001, 2002 and 2003.

Mr. Chiafullo was awarded 40,000 options to purchase Common Stock of the Corporation under the Non-Employee Plan upon his election to the Board of Directors as part of the 1998 Annual Shareholder Meeting. The exercise price is 100% of the fair value of such shares on the date Mr. Chiafullo is elected to the Board of Directors. The options vested ratably over four years. All 40,000 of the options awarded to Mr. Chiafullo have vested. Additionally, Mr. Chiafullo was granted and vested 10,000 options upon his re-election to the Board of Directors 1999, 2000, 2001, 2002 and 2003.

During the last fiscal year, the Corporation granted and vested options covering 10,000 shares of common stock to each non-employee director of the Corporation at an exercise price per share of $0.43 which was the fair market value of such shares on the date the options were granted. The options expire ten years from the date of grant.

Employee directors are not compensated in their role as directors with the exception of grants under the 1990 Employee Director Stock Option Plan (the "Employee Director Plan") pursuant to which options to purchase an aggregate of up to 250,000 shares of Common Stock, subject to adjustment in the event of any change in the Common Stock, may be granted to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 110% of the fair market value of such shares on the date such options are granted. The Corporation did not grant any options under the Employee Director Plan in the fiscal year ended January 31, 2004.

VOTE REQUIRED

Directors are elected by a plurality of the votes of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote on the election of officers.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table shows our Common Stock beneficially owned as of May 25, 2004 by:

     - each person who is known by us to beneficially own 5% or more of our outstanding common stock;

     - each of our executive officers named in the Summary Compensation Table;

     - each of our directors; and

     - all of our officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes Common Stock which the named person has the right to acquire, through conversion or option exercise, or otherwise, within 60 days after May 25, 2004. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC. As of May 25, 2004, there were 10,890,330 shares of Common Stock outstanding. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options and warrants for the purchase of Common Stock held by such stockholder, which are exercisable within 60 days of May 25, 2004. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, PDG Environmental, Inc., Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235.

                                                                                  PERCENTAGE OF
                                                             AMOUNT AND NATURE      CLASS OF
                                                               OF BENEFICIAL         COMMON
NAME OF BENEFICIAL OWNER                                     OWNERSHIP OF STOCK   SHARES OWNED
------------------------                                     ------------------   -------------
John C. Regan(1)(2)(3)                                           2,140,680            19.4
Richard A. Bendis(1)(4)                                            100,250               *
Edgar Berkey(1)(7)                                                  90,000               *
James D. Chiafullo(1)(2)(7)                                         90,000               *
Edwin J. Kilpela(1)(5)                                             100,000               *
Andrew Barron Worden(6)                                          4,750,000            33.0
Lawrence J. Horvat(2)(8)                                           599,940             5.4
All of our directors and officers as a group including
  those named above (9 persons)(9)                               3,573,870            29.7

---------------

 *  Indicates less than 1%.

(1) Director.

(2) Officer.

(3) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan and 110,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(4) Includes 90,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

(5) Includes 100,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan.

(6) Consists of 1,250,000 shares of Common Stock and 3,500,000 shares of Common Stock that may be acquired pursuant to warrants issued as part of private placement of the Company's Common Stock, held by Barron Partners, LP, of which Mr. Worden is the general partner. Mr. Worden disclaims beneficial ownership of shares held by Barron Partners except to the extent of his pecuniary interest in these shares. Barron Partners is located at 730 Fifth Avenue, 9th Floor, New York, NY 10019.

(7) Includes 90,000 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Incentive Stock Option Plan.

(8) Includes 145,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(9) Includes 1,130,250 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan, the Employee Director Plan and the Non-Employee Director Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of ours with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Our information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners. During the fiscal year ended January 31, 2004, we believe that all of our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                               EXECUTIVE OFFICERS

EXECUTIVE OFFICERS
NAME                             AGE   POSITION HELD
----                             ---   -------------
John C. Regan                    60    Chairman, President, Chief Executive Officer and Chief
                                       Financial Officer
James D. Chiafullo               46    Secretary

Mr. Chiafullo was appointed as the Corporation's Secretary in May 2003.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal years ended January 31, 2002, 2003 and 2004 compensation awarded to, paid to, or earned by, our Chief Executive Officer and each of our four other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term Compensation
                                                            -----------------------------------------
                                                               Awards                Payouts
                                            Annual          ------------    -------------------------
                                         Compensation
                                      ------------------                                  All Other
                                                             Restricted     Options/    Compensation
Name and                              Salary(A)    Bonus       Stock          SARs      -------------
Principal Position            Year       ($)        ($)     Award(s)($)       (#)       ($)    ($)(B)
------------------            ----    ---------    -----    ------------    --------    ---    ------
John C. Regan                 2004     220,000      --           --            --       --     68,638
Chairman, CEO                 2003     220,000      --           --            --       --     26,895
and CFO                       2002     220,000      --           --            --       --     25,333

---------------

(A)  Represents actual cash compensation.

(B) Represents the value of insurance premiums with respect to term life insurance paid by us for the benefit of Mr. Regan and includes a $35,000, $8,000 and $7,000 payment in 2004, 2003 and 2002, respectively, for credit enhancement provided by Mr. Regan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table sets forth information with respect to the named executive concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

                               Options Exercised              Number of Unexercised      Value of Unexercised In-the-
                       ---------------------------------         Options/SARs at             Money Options/SARs at
                          Shares                                   FY-End (#)                    FY-End ($)(A)
                       Acquired on                         ---------------------------   -----------------------------
Name                   Exercise (#)   Value Realized ($)   Exercisable   Unexercisable   Exercisable    Unexercisable
----                   ------------   ------------------   -----------   -------------   ------------   --------------
John C. Regan               0                 0              160,000            0          $32,340             0

---------------

(A) Market value of Common Stock at year-end bid price per share minus the exercise price.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENT

Mr. Regan has an employment agreement, effective March 15, 2000 for a three year term. Upon the expiration of the basic three-year term of the agreement, the agreement is automatically renewed for a one-year period until such time as we elect to renew or terminate Mr. Regan's employment agreement. The agreement provided for a $220,000 annual base salary. The base salary and life and disability insurance benefit shall continue for a three-year period upon our termination of the agreement, the death of Mr. Regan, the disability of Mr. Regan or Mr. Regan's resignation due to a substantial change in ownership of our company or membership of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At January 31, 2004, we maintained outstanding personal loans to Mr. Regan in the amount of $95,000. This personal loan is evidenced by a demand note. This loan was made to provide Mr. Regan with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The amount specified represents the highest outstanding balances of the loans during our fiscal year.

Mr. Chiafullo is a Director of Cohen & Grigsby, P.C. which is our legal counsel. During the year ended January 31, 2004, Cohen & Grigsby billed us $220,000 for legal services.

Other than the transactions disclosed herein, we have not entered into any material transactions with any director, executive officer, beneficial owner of five percent (5%) or more of our Common Stock, or family members of such person, in which the amount involved exceeds $60,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table is as of the end of the most recent fiscal year (January 31, 2004) and reflects all compensation plans under which equity securities of the Company are authorized for issuance.

                                                (a)                     (b)                          (c)
                                                                                            Number of Securities
                                       Number of Securities                            remaining available for future
                                         to be issued upon        Weighted average         issuances under equity
                                      exercise of outstanding    Exercise price of           compensation plans
                                         options, warrants      Outstanding options,   (excluding securities reflected
Plan Category                               and rights          warrants and rights            in column (a))
-------------                         -----------------------   --------------------   -------------------------------
Equity compensation plans approved
  by security holders(1)                     3,307,284                 $0.49                       416,466
Equity compensation plans not
  approved by security holders(2)               10,000                 $0.65                            --
                                             ---------                                             -------
Total                                        3,317,284                 $0.49                       416,466
                                             =========                                             =======

---------------

(1) Includes the Incentive Stock Option Plan, the Stock Option Plan for Non-Employee Directors and the Stock Option Plan for Employee Directors

(2) Includes 10,000 non-qualified stock options issued to Richard Bendis, our director, for consulting performed in 1991. The options are at an exercise price of $0.65 and expire on May 14, 2010.

                            PDG ENVIRONMENTAL, INC.
                      REPORT OF THE COMPENSATION COMMITTEE

The information contained in this section shall not be deemed to be "solicitation material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:

The Corporation has a multi-level approach to determining executive compensation. Individual performance and responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.

The review of executive compensation is conducted by the Chief Executive Officer who reports to the Compensation Committee. The Compensation Committee reviews and ultimately approves the executive compensation.

Individual Performance

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to an executive officer's specific area of responsibility, accomplishments and contributions.

Base Compensation

The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and specialty contracting services.

Comparative Compensation Surveys

The Corporation reviews salary surveys from outside sources which evaluate similar environmental and specialty contracting companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the groups used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.

Benefits

The basic benefits offered to executive officers, which include group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, the executive officer is provided with, individual term life insurance policies for their benefit and club memberships which are used for both business and personal purposes.

Stock Option Plans

All executive officers are eligible to participate in the Corporation's Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide executives with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation's Employee Director Plan.

For fiscal 2004, the Compensation Committee recommended and the Board approved the proposal and related grant of 20,000 options for the achievement of budgeted operating results for fiscal 2004 for Mr. Regan. Any of the options not earned or awarded for the achievement of fiscal 2004 goals will vest to Mr. Regan in November 2011. Additionally, Mr. Regan, participates in a supplemental incentive pool with corporate office personnel and is eligible to share in an award of up to 100,000 options for achievement of operating results for fiscal 2004 in excess of budget. None of the options for fiscal 2004 currently vested, as the Corporation did not meet its fiscal 2004 financial goals. As the Corporation did not meet its financial objectives and Mr. Regan did not meet his personal objectives, no options or supplemental cash bonus awards were made for fiscal 2004 to Mr. Regan.

Compensation of All Executive Officers

The base pay of executive officers for the fiscal year ended January 31, 2004 was determined on the basis of the Compensation Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. No incentives were paid as the Corporation did not achieve budgeted operating results for fiscal 2004. The base pay of the executive officers is not directly related to the Corporation's performance.

Compensation of John C. Regan, Chairman and Chief Executive Officer

The Committee established the compensation of John C. Regan, Chairman, Chief Executive Officer and Chief Financial Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan's base pay was determined based on the Committee's assessment of Mr. Regan's performance and competitive market data on salary levels.

In addition to his base pay and bonus, Mr. Regan is provided with three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy and club memberships.

For fiscal 2004, the Compensation Committee recommended and the Board approved the proposal and related grant of 20,000 options for the achievement of budgeted results for fiscal 2004 to Mr. Regan. Additionally, Mr. Regan participates in a supplemental incentive pool with corporate office personnel and is eligible to share in the award of up to 100,000 options for the achievement of operating results for fiscal 2004 in excess of budget and share in a cash pool of up to 5% of net income. Additionally, Mr. Regan is eligible to receive an incentive bonus for keeping the Company properly capitalized for growth and to ensure that gains made by the Company are recognized by its public ownership and reflected in its share price. The incentive bonus shall be a cash bonus of a minimum of 20% and a maximum of 100% of his base salary. As the Corporation did not meet its financial objectives and Mr. Regan did not meet his personal objectives, no options or supplemental cash bonus awards were made for fiscal 2004 to Mr. Regan.

The Board of Directors has provided Mr. Regan a $35,000 annual payment for credit enhancement for fiscal 2004 and continuing until such time that Mr. Regan's personal guarantee is not required by the Company's lending institution and surety bonding company. Mr. Regan was paid $35,000, $8,000 and $7,000 in fiscal 2004, 2003 and 2002, respectively, for providing his personal guarantee to the Company's lending institution.

This report has been approved by all members of the Compensation Committee.

                Respectfully submitted,

                Edwin J. Kilpela, Chairman
                Richard A. Bendis
                Edgar Berkey
                James E. Chiafullo

                            AUDIT COMMITTEE MATTERS

Securities & Exchange Commission rules require that every three years a company's audit committee charter be included in the Company's Proxy and the report of the Audit Committee be included annually.

The information contained in this section shall not be deemed to be "solicitation material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

                            PDG ENVIRONMENTAL, INC.

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

This charter governs the operation of the Audit Committee. The Audit Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and meet the independence standards of the Nasdaq and the SEC. All Audit Committee members shall be financially literate, [or shall become financially literate within a reasonable period of time after appointment to the committee,] and at least one member shall have accounting or related financial management expertise which meets the definition of "audit committee financial expert" within the meaning of
Item 401 (h)(2) of Regulation S-K.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, independent auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

     - The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Company's shareholder's. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholder's ratification.

     - The Audit Committee shall discuss with the independent auditors the overall scope and plans for the audit including the adequacy of staffing. Also, the Audit Committee shall discuss with management and the independent auditors, the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Audit Committee shall meet with the independent auditors, with and without management present, to discuss the results of their examination.

     - The Audit Committee shall review the interim financial statements with management and the independent auditors prior to filing of the Company's Quarterly Report on Form 10-Q. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The chair of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

     - The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report of Form 10-K, including their judgement about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgements, and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

                            PDG ENVIRONMENTAL, INC.

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following Audit Committee Report to the Board of Directors:

The Audit Committee of the Company's Board of Directors is composed of three members and acts under a written charter first adopted and approved in 2000.

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors, the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings during Fiscal 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of the Company's independent auditors.

            Respectfully submitted,

            Richard A. Bendis, Chairman
            Edgar Berkey
            Edwin J. Kilpela

                               PERFORMANCE GRAPH
PERFORMANCE GRAPH

                                                PDG                                                               POLLUTION
                                           ENVIRONMENTAL,                                                      CONTROL EQUIP &
                                                INC.                NASDAQ US            SIC GROUP 4953              SVC
                                           --------------           ---------            --------------        ---------------
1999                                          100.00                  100.00                100.00                 100.00
2000                                           96.06                  157.70                 39.12                  48.06
2001                                           53.87                  111.18                 55.65                  65.20
2002                                           76.26                   77.61                 63.70                  74.33
2003                                           23.37                   53.37                 55.70                  64.32
2004                                           64.87                   84.03                 68.76                  84.56

The information contained in this section shall not be deemed to be "solicitation material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

The graph on this page compares the cumulative total return on our Common Stock from January 31, 1999 through January 31, 2004 to the NASDAQ market index, the pollution control equipment and services group and an industry index representing SIC Code No. 4953-Refuse Systems. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 1999 and reinvestment of dividends.

The pollution control equipment and services group is comprised of the following securities: Abatix, Corporation; Airtech International Group; Commodore Applied Technology, Inc.; Aqua Care Systems, Inc.; Arcadis Corp.; Appliance Recycling, Inc.; Advanced Recycling Science, Inc.; ATG, Inc.; Allied Waste, Inc.; Avalon Holdings Corporation; Bennett Environmental, Inc.; Biofarm, Inc.; Calgon Carbon Corporation; Ceco Environmental, Inc.; Capital Environmental Resources, Inc.; Catalytica Energy, Inc.; Clean Harbors, Inc.; Commodore Environmental, Inc.; Crown-Andersen, Inc.; Cuno, Inc.; Casella Waste Systems, Inc; Commodore Applied Technology, Inc.; Commodore Separators, Inc.; Consolidated Ecology Systems, Inc.; Donaldson Company; Duratek, Inc.; Environmental Elements, Inc.; Ecology & Environmental, Inc. Environmental Energy Services, Inc.; Environmental Safeguards, Inc.; Electropure, Inc.; Entrx Corporation, Environmental Technology USA, Inc.; Flanders Corporation, Fuel-Technology, Inc.; Greenman Technology, Inc.; Gundle Select Environmental, Inc. Headwaters Inc.; Hi-Rise Recycling, Inc.; Home Solutions, Inc.; Industrial Services, Inc.; Infinity, Inc.; Imco Recycling, Inc., Ionics, Inc.; IT Group, Inc.; Kimmins Corporation; Kronos Advances Technology, Inc.; Rich Coast, Inc.; Landauer, Inc.; Molten Metal, Inc.; MPM Technologies, Inc.; Metal Management, Inc.; Med/Waste, Inc.; Mercury Waste, Inc.; North American Technology Group, Inc.; N-Viro International Corporation; Onsite Energy, Inc.; PDG Environmental, Inc.; Perma-Fix Environmental Services; Pall Corporation; Peerless Manufacturing, Inc.; Purus, Inc.; Recycling Industries, Inc.; Rexx Environmental, Inc.; Republic Services, Inc.; Scope Industries; Stericycle, Inc.; Synergy Renewable Resources, Inc.; Synagro Technologies, Inc.; Thermo Fibergeneral, Inc. TRC, Companies; Turbosonic Technology, Inc.; Tetra Technology, Inc.; USA Biomass Corporation; US Liquids, Inc.; US Plastics Lumber, Inc. Ustman Technology, Inc.; Versar, Inc.; Waste Connections, Inc.; Waste Industries USA, Inc.; Waste Management Inc., Waste Recovery, Inc.;

Waste Technology Corporation; Waterlink, Inc.; Windswept Environmental, Inc.; WTC Industries, Inc.; Xerion Ecosolutions, Inc.

The SIC Code No. 4953-Refuse Systems group is comprised of the following securities: American Ecology, Inc; ATG, Inc., Allied Waste Industries, Inc.; Avalon Holdings Corporation; Bennett Environmental, Inc., Biofarm, Inc., Capital Environmental Resource, Corp.; Casella Waste Systems, Inc; Clean Harbors, Inc.; Commodore Environmental, Inc.; Commodore Applied Technology, Inc.; Environmental Safeguards, Inc.; Kimmins Corporation; MPM Technologies, Inc.; Med/Waste, Inc.; Mymetics Corporation,; Newpark Resources, Inc., N-Viro International Corporation; Perma-Fix Environmental Services; Probex Corporation, Republic Services, Inc.; Stericycle, Inc.; Synagro Technologies, Inc.; US Liquids, Inc.; Valley Systems, Inc.; Waste Connections, Inc.; Waste Industries USA, Inc.; Waste Management Inc., Windswept Environmental, Inc.

Effective for the 2005 Proxy we will cease including the SIC Code No. 4953-Refuse Systems analysis and compare the Company to the pollution control equipment and services group which we feel is more representative of the businesses that we operate in.

Stockholders are cautioned against drawing any conclusions from this data, as past results are not necessarily indicative of future performance.

                                 PROPOSAL TWO:
                      RATIFICATION OF INDEPENDENT AUDITORS

GENERAL

Parente Randolph, LLC served as independent auditors for the Corporation for the fiscal year ended January 31, 2004. The Board of Directors has selected Parente Randolph, LLC as its independent auditors for the fiscal year January 31, 2005 and is asking the stockholders to ratify that selection.

If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors of the Corporation will reconsider whether or not to retain Parente Randolph, LLC. Even if the appointment is ratified, the Corporation's Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Corporation and the stockholders.

Representatives of Parente Randolph, LLC will be present at the annual meeting, will have an opportunity to make a statement if they so desire and are expected by management to be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of Parente Randolph, LLC.

FEES BILLED TO THE US BY PARENTE RANDOLPH LLC DURING FISCAL YEAR 2004 AND 2003

During the fiscal years ended January 31, 2004 and 2003, Parente Randolph LLC and its predecessor, Stokes & Hinds LLC acted as our independent auditors and aggregate fees billed various audit, audit-related and non-audit services were as follows:

                                                               2004      2003
                                                              -------   -------
Audit Fees(1)                                                 $37,000   $38,000
Audit-Related Fees(2)                                              --        --
Tax Fees(3)                                                    18,000    13,500
All Other Fees(4)                                                  --        --
                                                              -------   -------
                                                              $55,000   $51,500
                                                              =======   =======

---------------

(1) Audit fees were for professional services rendered for the audits of our financial statements, quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, or services that are normally provided by Parente Randolph LLC in connection with the statutory and regulatory filings or engagements for the fiscal years ended January 31, 2004 and 2003.

(2) Fees paid in connection with audit-related matters

(3) Tax fees include tax return preparation, tax compliance, tax planning and tax advice.

(4) Parente Randolph LLC did not bill us any additional fees that are not disclosed under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

Our Audit Committee pre-approves the provision of all audit and non-audit services (including tax services) by the independent auditors and also approves all audit and non-audit engagement fees and terms with the independent auditors. During fiscal years ended January 31, 2004 and 2003, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.

DETERMINATION OF INDEPENDENCE

The Corporation's audit committee and the board of directors has determined that the fees received by Parente Randolph LLC for non-audit related professional services are compatible with maintaining Parente Randolph LLC's independence.

VOTE REQUIRED

The ratification of the appointment of Parente Randolph LLC as our independent auditors for the fiscal year ending January 31, 2005 requires the affirmative vote of the holders of shares representing a majority of the votes present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PARENTE RANDOLPH LLC TO SERVE AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2005.

                                PROPOSAL THREE:
              PROPOSAL TO REAUTHORIZE THE PDG ENVIRONMENTAL, INC.
                          INCENTIVE STOCK OPTION PLAN

On April 5, 2004, the Board of Directors voted to reauthorize the PDG Environmental, Inc. Incentive Stock Option Plan (the "Plan"), subject to approval by the stockholders.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's employees based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by employees thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide a compensation increase to employees while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in December, 1990 and amended in 2000 to extend the life of the Plan until December 14, 2010.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Plan shall remain in effect until December 14, 2010 unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 3,300,000 shares, subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares shall be eligible for future awards.

Eligibility: Every employee of the Corporation is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant.

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee terminates employment with the Company.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for the purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect to the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, they shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

When shares purchased under the incentive stock option plan are disposed prior to the expiration of the prescribed holding period, a disqualifying disposition will occur. In such a case, the optionee will recognize the ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option price paid for those shares. This ordinary income will be limited to the amount by which (a) the amount realized or (b) the fair market value at the date of the exercise, whichever is less, exceeds the option price paid for the shares. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the excess amount will be taxed as a long-term capital gain. If the amount realized on the disqualifying disposition is less than the option price paid, the difference will be either a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year and in the same amount, as the ordinary income the optionee resulting from the disqualifying disposition.

VOTE REQUIRED

The reauthorization of the PDG Environmental, Inc. Incentive Stock Option Plan requires the affirmative vote of the holders of shares representing a majority of the votes present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REAUTHORIZATION OF THE PDG ENVIRONMENTAL, INC. INCENTIVE STOCK OPTION PLAN.

                                 PROPOSAL FOUR:
              PROPOSAL TO REAUTHORIZE THE PDG ENVIRONMENTAL, INC.
               1990 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

On April 5, 2004, the Board of Directors voted to reauthorize the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors (the "Plan"), subject to approval by the stockholders.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's non-employee directors based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by non-employee directors thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide a compensation increase to directors while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in December, 1990 and amended in 2000 to extend the life of the Plan until December 14, 2010.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Plan shall remain in effect until December 14, 2010 unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 600,000 shares, subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares shall be eligible for future awards.

Eligibility: Every non-employee director of the Corporation is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant.

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee is removed from the Board of Directors of the Corporation by a vote of the stockholders or by a vote of the Board. If the Board membership of the optionee is terminated for any reason, the optionee's options terminate immediately.

Tax Consequences:

An optionee to whom a non qualified stock option is granted will not recognize taxable income upon the grant of the option if the exercise price of the option is equivalent to the fair market value of the stock at the time of grant of the option. The optionee will recognize taxable income upon the exercise of such option by the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid. The shares received pursuant to the exercise of the option will have a tax basis equal to the fair market value of the shares on the date of exercise.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, they shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

When shares purchased under the non qualified stock option plan are disposed prior to the expiration of the prescribed holding period, a disqualifying disposition will occur. In such a case, the optionee will recognize the ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option price paid for those shares. This ordinary income will be limited to the amount by which (a) the amount realized or (b) the fair market value at the date of the exercise, whichever is less, exceeds the option price paid for the shares. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the excess amount will be taxed as a long-term capital gain. If the amount realized on the disqualifying disposition is less than the option price paid, the difference will be either a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year and in the same amount, as the ordinary income the optionee resulting from the disqualifying disposition.

VOTE REQUIRED

The reauthorization of the PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors requires the affirmative vote of the holders of shares representing a majority of the votes present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REAUTHORIZATION OF THE PDG ENVIRONMENTAL, INC. 1990 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                                 PROPOSAL FIVE:
              PROPOSAL TO REAUTHORIZE THE PDG ENVIRONMENTAL, INC.
                 1990 STOCK OPTION PLAN FOR EMPLOYEE DIRECTORS.

On April 5, 2004, the Board of Directors voted to reauthorize the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors (the "Plan"), subject to approval by the stockholders.

BACKGROUND

The Board of Directors adopted the Plan for the benefit of the Corporation's employee directors based upon the belief that the Plan promotes the best interests of the Corporation and its stockholders by encouraging stock ownership in the Corporation by employee directors thus stimulating their efforts on behalf of the Corporation and strengthening their desire to remain with the Corporation and to provide a compensation increase to directors while at the same time conserving the Corporation's cash. The Plan, as currently in effect, was adopted by the Corporation in December, 1990 and amended in 2000 to extend the life of the Plan until December 14, 2010.

THE PLAN

The following is a summary of the principal features of the Plan.

Term: The Plan shall remain in effect until December 14, 2010 unless sooner terminated by the Board of Directors of the Corporation.

Shares Subject to the Plan: The total number of shares of Common Stock of the Corporation which may be granted under the Plan is 250,000 shares, subject to adjustments provided for in the Plan in order to prevent dilution or enlargement of rights under the Plan. If an option expires or is terminated for any reason, the unpurchased or forfeited shares shall be eligible for future awards.

Eligibility: Every employee director of the Corporation is eligible to participate in the Plan.

Option Price: The option price shall be fixed by the Board of Directors but shall in no event be less than 100% of the fair market value of the Corporation's Common Stock on the date of grant.

Terms and Conditions of Options: No option granted under the Plan will be transferable other than by will or by the laws of descent and distribution and each option will be exercisable during the lifetime of the optionee only by the optionee. Options granted will expire no later than ten years from the date of grant. In the event of death or permanent disability, an outstanding option can be exercised for one year thereafter. The optionee shall forfeit all rights under the option (except as to any shares already purchased) if the optionee is removed from the Board of Directors of the Corporation by a vote of the stockholders or by a vote of the Board. If the Board membership of the optionee is terminated for any reason, the optionee's options terminate immediately.

Tax Consequences:

An optionee to whom an incentive stock option is granted will not recognize any taxable income upon the grant of the option. Neither will the optionee recognize any taxable income upon the exercise of such option, but the amount by which the fair market value of the shares on the date of exercise exceeds the option price paid will be a tax preference item for the purposes of the alternative minimum tax. The shares received pursuant to the exercise of the option will have a tax basis equal to the option price paid. The Corporation will not be entitled to a deduction in respect to the granting or exercise of such option.

The prescribed holding period for stock received pursuant to such an option is the greater of two years from the date the option is granted and one year from the date the shares are transferred to the optionee. If the optionee does not dispose of the stock before the expiration of this holding period, they shall realize a long-term capital gain or loss upon a later disposition of the stock. The amount of this gain or loss shall be equal to the difference between the amount he realizes on the disposition and the option price paid.

When shares purchased under the incentive stock option plan are disposed prior to the expiration of the prescribed holding period, a disqualifying disposition will occur. In such a case, the optionee will recognize the ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the stock on the date of the exercise over the option price paid for those shares. This ordinary income will be limited to the amount by which (a) the amount realized or (b) the fair market value at the date of the exercise, whichever is less, exceeds the option price paid for the shares. If the difference between the amount realized on the disposition and the option price paid exceeds the difference between the fair market value of the stock on the date of exercise and the option price paid, the excess amount will be taxed as a long-term capital gain. If the amount realized on the disqualifying disposition is less than the option price paid, the difference will be either a long-term or short-term capital loss. The Corporation will be entitled to a deduction, in the same year and in the same amount, as the ordinary income the optionee resulting from the disqualifying disposition.

VOTE REQUIRED

The reauthorization of the PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors requires the affirmative vote of the holders of shares representing a majority of the votes present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE CORPORATION'S BOARD OF DIRECTORS

THE CORPORATION'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REAUTHORIZATION OF THE PDG ENVIRONMENTAL, INC. 1990 STOCK OPTION PLAN FOR EMPLOYEE DIRECTORS.

                                 OTHER MATTERS

The Corporation's Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

A copy of the Corporation's Annual Report for the fiscal year ended January 31, 2004 is attached to this proxy. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Any person who was a beneficial owner of our shares on the Record Date for the Annual Meeting may obtain a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Securities and Exchange Commission without charge (except for exhibits to such Annual Report, which will be furnished upon payment of the Corporation's reasonable expenses in furnishing such exhibits). The request for such materials should identify the person making the request as a stockholder of the Corporation as of the Record Date and should be directed to Corporate Secretary, PDG Environmental, Inc., Westinghouse Science & Technology Center, 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235. In addition, the Corporation's Annual Report on Form 10-K, and other reports the Corporation files with the Securities and Exchange Commission, are available on or through the Corporation's internet address, www.pdge.com.

                             FINANCIAL INFORMATION

The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 2004:

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded on the OTC Bulletin Board since September 1996. Prior to that, it was listed for trading on NASDAQ Small Cap (Symbol: PDGE) and the information presented for the following periods reflects the high and low bid information as reported by the OTC Bulletin Board. The prices below may not represent actual transactions. These quotations reflect inter-dealer prices, without retail markup, markdown or commissions.

                                                              MARKET PRICE RANGE
                                                       --------------------------------
                                                        FISCAL 2004       FISCAL 2003
                                                       --------------    --------------
                                                       HIGH      LOW     HIGH      LOW
                                                       -----    -----    -----    -----
First Quarter                                          $0.29    $0.14    $0.75    $0.45
Second Quarter                                          0.50     0.25     0.58     0.22
Third Quarter                                           0.56     0.33     0.45     0.17
Fourth Quarter                                          0.69     0.30     0.30     0.19

At March 15, 2004, we had 2,033 stockholders of record.

We have not historically declared or paid dividends with respect to our common stock and have no intention to pay dividends in the foreseeable future. Our ability to pay dividends is prohibited due to limitations imposed by our banking agreement, which requires the prior consent of the bank before dividends are declared.

On March 4, 2004, we completed a private placement transaction pursuant to which we sold 1,250,000 million shares of our Common Stock (the "Shares") to Barron Partners, LP (the "Investor") for an aggregate purchase price of $500,000. In addition, we issued two warrants to the Investor exercisable for shares of our Common Stock (the "Warrants"). The Shares and the Warrants were issued in a private placement transaction pursuant to Section 4(2) and Regulation D under the Securities Act of 1933, as amended.

The First Warrant provides the Investor the right to purchase up to 1,500,000 shares of our Common Stock. The First Warrant has an exercise price of $0.80 per share resulting in proceeds of $1,200,000 to us upon its full exercise and expires five years from the date of issuance. We may require the Investor to exercise the First Warrant in full at any time until December 4, 2005, if the average price of our Common Stock exceeds $1.20 for ten consecutive trading days and the we have a Registration Statement effective for the same ten consecutive trading days.

The Second Warrant provides the Investor the right to purchase up to 2,000,000 shares of our Common Stock. The Second Warrant has an exercise price of $1.60 per share resulting in proceeds of $3,200,000 to us on upon its full exercise and expires five years from the date of issuance. We may require the Investor to exercise the Second Warrant in full at any time until December 4, 2005, if the average price of our Common Stock exceeds $2.40 for ten consecutive trading days and the we have a Registration Statement effective for the same ten consecutive trading days.

In connection with these transactions, we entered into a Registration Rights Agreement with the Investor. Under this agreement, we are required to file within ninety (90) days of closing a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering the resale of the Shares and the shares of Common Stock underlying the Warrants. If we do not meet this deadline, we must pay per month an amount equal to 18% per annum of the purchase price for those shares until such time as the holders of such shares no longer hold more than 20% of those shares or such shares are so registered.

We intend to utilize the proceeds from the sale of our Common Stock for general business purposes and to fund our acquisition strategy.

ITEM 6.  SELECTED FINANCIAL DATA

The following consolidated selected financial data should be read in conjunction with the consolidated financial statements and related notes, and "Management Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the year ended January 31, 2004 and the consolidated balance sheet data as of January 31, 2004 have been derived from the consolidated financial statements that have been audited by Parente Randolph LLC, independent auditors, included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the years ended January 31, 2003, 2002 and the consolidated balance sheet data as of January 31, 2003 have been derived from the consolidated financial statements that have been audited by Stokes & Hinds, LLC, independent auditors, included elsewhere in this annual report on Form 10-K. The consolidated statement of operations data for the years ended January 31, 2001 and 2000 and the consolidated balance sheet data as of January 31, 2002, 2001 and 2000 have been derived from audited consolidated financial statements not included in this annual report on Form 10-K. The historical results presented below are not necessarily indicative of future results.

                                                       FOR THE YEARS ENDED JANUARY 31,
                                             ---------------------------------------------------
                                              2004       2003       2002       2001       2000
                                             -------    -------    -------    -------    -------
                                                      (THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA
Contract revenues                            $36,367    $40,883    $42,587    $34,584    $28,480
Gross margin                                   6,814      5,799      4,258      4,983      4,526
Income (loss) from operations                  1,001        401     (1,191)       436        395
Other income (expense)                          (202)      (149)      (380)      (222)      (127)
Net income (loss)                                644        278     (1,601)       173        246
COMMON SHARE DATA
Net income (loss) from continuing
  operations per common share:
  Basic                                         0.07       0.03      (0.17)      0.02       0.03
  Diluted                                       0.07       0.03      (0.17)      0.02       0.03
Net income (loss) per common share:
  Basic                                         0.07       0.03      (0.17)      0.02       0.03
  Diluted                                       0.07       0.03      (0.17)      0.02       0.03
Weighted average common shares outstanding     9,373      9,372      9,211      8,731      8,394
BALANCE SHEET DATA
Working capital                              $ 8,311    $ 7,137    $ 6,491    $ 5,884    $ 3,308
Total assets                                  17,183     15,610     19,788     13,409     10,353
Long-term obligations                          5,306      4,922      5,582      3,152        542
Total stockholders' equity                     4,909      4,244      3,944      5,334      5,061

The year ended January 31, 2003 included a $0.3 million of gain from the sale of the St. Louis operation and other fixed assets and a $0.15 million provision for impairment in value of goodwill.

The year ended January 31, 2001 included a $0.2 million charge to write off deferred acquisition and financing costs.

The year ended January 31, 2000 included a $0.38 million charge to settle a benefits claim litigation.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, our audited financial statements and notes thereto, and other financial information included elsewhere in this Annual Report on Form 10-K.

GENERAL

Through our operating subsidiaries, we provide environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, demolition and related services.

The following paragraphs are intended to highlight key operating trends and developments in our operations and to identify other factors affecting our consolidated results of operations for the three years ended January 31, 2004.

Certain statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this report are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expect", "anticipate", "intend", "plan", "believe", "estimate", "potential", or "continue", the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties. Actual events or results may differ materially from any forward-looking statement as a result of various factors, including those described above under "Risk Factors".

Contract revenues are recognized on the percentage of completion method measured by the relationship of total costs incurred to total estimated contract costs (cost-to-cost method). The majority of the Company's contracts are fixed price contracts, therefore, any change in estimated costs to complete a contract will have a direct impact upon the revenues and related gross margin recognized on a particular contract.

Contract costs represent the cost of our laborers working on our contracts and related benefit costs, materials expended during the course of the contract, periodic billings from subcontractors that worked on our contracts, costs incurred for project management and supervision by our personnel and depreciation of machinery and equipment utilized on our contracts.

Selling, general and administrative expenses consist of the personnel at our executive offices and the costs related to operating that office and the Company as a whole including marketing, legal, accounting and other corporate expenses, the costs of management and administration at our eleven branch offices, office rental, depreciation and amortization of corporate and non-operational assets and other costs related to the operation of our branch offices.

Interest expense consist primarily of interest charges on our line of credit but also includes the interest expense of term debt with our lending institution.

Other income (expense) components are as described in our statement of operation.

The income tax provision is the amount accrued and payable to the various state taxing authorities. No amounts have been due to the federal government as we have a net operating loss carryforward which has been sufficient to offset taxable income in recent years.

Minority interest represents the other venturee's 50% share of IAQ Venture's loss. We consolidate 100% IAQ Venture's results in our statement of operation and eliminate the other venturee's 50% share of the loss with this line item.

CRITICAL ACCOUNTING POLICIES

We have identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect our reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We evaluate our estimates on an on-going basis, including those related to asset impairment, accruals for insurance, allowances for doubtful accounts, contingencies and litigation. We state our accounting policies in the notes to the audited consolidated financial statements and related notes for the year ended January 31, 2004, contained herein. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

REVENUE RECOGNITION

Revenues are recognized on the percentage of completion method measured by the relationship of total costs incurred to total estimated contract costs (cost-to-cost method). The majority of our contracts are fixed price contracts, therefore, any change in estimated costs to complete a contract will have a direct impact upon the revenues and related gross margin recognized on a particular contract. Additionally, change orders which increase or decrease the total value of the contract, contract penalty provisions, deviations from cost estimates by subcontractors, varying job conditions and performance and other factors beyond our control may arise at any point in the contract process. All of the aforementioned factors must be evaluated in determining the estimate of costs remaining on a contract. Our executive and branch management review and revise contract status and estimates to complete on at least a monthly basis with the resultant changes reflected in the accounting records at that time. While our management makes every effort to make accurate estimates at the time a contract is bid or quoted and once a contract has been accepted attempts to keep informed of significant events and reflect those events in the financial statements, changes, both positive and negative, occur quickly in the construction industry. Therefore, over the past years significant adjustments have had to be made to our financial statements to reflect significant changes in contract conditions. While we strive to keep pace with significant contract changes that can affect the financial statements, there can be no assurances that in the future our management will not have to make significant changes to the financial statements to reflect events that have occurred on our contracts.

BILLING REALIZATION/ACCOUNTS RECEIVABLE COLLECTABILITY

We perform services for a wide variety of customers including governmental entities, institutions, property owners, general contractors and specialty contractors. Our ability to render billings on in-process jobs is governed by the requirements of the contract and, in many cases, is tied to progress towards completion or the aforementioned specified mileposts. Realization of contract billings is in some cases guaranteed by a payment bond provided by the surety of our customer. In all other cases we are an unsecured creditor of its customers, except that we may perfect its rights to payment by filing a mechanics lien, subject to the requirements of the particular jurisdiction. Payments may be delayed or disputed by a customer due to contract performance issues and/or disputes with the customer. Ultimately, we have recourse to the judicial system to secure payment. All of the aforementioned matters may result in significant delays in the receipt of payment from the customer. Executive and branch management review the issues attendant upon the status of customer contracts and payments and makes adjustments to the accounting records as necessary. As discussed in the previous section, "revenue recognition", there can be no assurances that future events will not result in significant changes to the financial statements to reflect changing events.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 2004 COMPARED TO YEAR ENDED JANUARY 31, 2003

During the year ended January 31, 2004, (fiscal 2004) our consolidated revenues decreased to $36.4 million as compared to $40.9 million for the previous fiscal year ended January 31, 2003 (fiscal 2003). The decrease was due in part to revenue decreases from the exclusion of the St. Louis operations for the entire 2004 fiscal year (the St. Louis operation was sold in July 2002) and the refocusing of the southeast Texas operations in mid fiscal 2003. Those two operations has revenues of $5.5 million in fiscal 2003.

Our reported gross margin increased to $6.8 million in fiscal 2004 compared to $5.8 million in fiscal 2003. The increase in gross margin is due to higher gross margin percentage realized on contracts in the current fiscal year.

Selling, general and administrative expenses increased slightly in fiscal 2004 to $5.8 million compared to $5.4 million in fiscal 2003. This increase was primarily due costs associated with opening an office in southeastern Texas to focus on mold remediation, increased employee bonuses due to increased profitability and an increased funding of mold infrastructure and marketing costs in the current fiscal year.

As a result of the factors discussed above, we reported income from operations in fiscal 2004 of $1.0 million compared to an income from operations of $0.4 million in fiscal 2003.

Interest expense decreased to $0.35 million in fiscal 2004 compared to $0.38 million in fiscal 2003 due to lower interest rates in fiscal 2004 that offset a higher level of borrowings to support operations.

Fiscal year 2003 other income includes a $0.32 million gain from the sale of the St. Louis operation and the sale of certain fixed assets and inventory of the southeast Texas operations and a goodwill impairment charge of $149,000 made to reflect the termination of operations at the St. Louis and Chicago locations which were sold/closed, respectively, during fiscal 2003. The St. Louis and Chicago operations were acquired in fiscal 1999.

Other income in fiscal 2004 totaled approximately $49,000 versus $54,000 in fiscal 2003.

The $8,000 and $42,000 add back to income for minority interest in fiscal 2004 and 2003, respectively, reflects the other venturee's 50% share of the IAQTI's loss which is reflected throughout the Statement of Operations as the results of the IAQTI are consolidated.

As a result of net operating loss carryforwards for book purposes, there was no federal income tax provision in fiscal 2004 and 2003. State income tax provisions of $64,000 and $16,000 were made in fiscal 2004 and 2003, respectively. At January 31, 2004, we had approximately $2.9 million of net operating loss carryforwards to offset future federal income taxes.

YEAR ENDED JANUARY 31, 2003 COMPARED TO YEAR ENDED JANUARY 31, 2002

During the year ended January 31, 2003, (fiscal 2003) our consolidated revenues decreased to $40.9 million as compared to $42.6 million the previous fiscal year ended January 31, 2002 (fiscal 2002). The decrease was due in part to revenue decreases from the sale of the St. Louis operations in July 2003 and the refocusing of the southeast Texas operations in mid fiscal 2003 which were partially offset by $3.0 million of revenues from a significant project in New York and the inclusion of a full fiscal years operations from the Los Angeles office where no revenues were generated in the prior year fiscal period prior to the operation's acquisition on June 1, 2001.

Our reported gross margin increased to $5.8 million in fiscal 2003 compared to $4.3 million in fiscal 2002. The increase in gross margin is due to higher gross margin percentage realized on contracts in the current fiscal year. Additionally, the prior fiscal year included $1.3 million of negative contract adjustments on four in process projects.

Selling, general and administrative expenses decreased slightly in fiscal 2003 to $5.4 million compared to $5.45 million in fiscal 2002. This decrease was due to cost containment by us during the current period and decreased costs from the St. Louis and southeast Texas operations, partially offset by costs associated with the Los Angeles office which was owned the entire twelve-month period in the current fiscal year.

As a result of the factors discussed above, we reported income from operations in fiscal 2003 of $0.4 million compared to a loss from operations of ($1.2) million in fiscal 2002.

Interest expense decreased to $0.38 million in fiscal 2003 compared to $0.40 million in fiscal 2002 as a result of due to lower interest rates in fiscal 2003 which offset a higher level of borrowings to support operations and the borrowings associated with the acquisition of the Los Angeles office acquired June 1, 2001.

The 2003 fiscal year other income includes a $0.32 million gain from the sale of the St. Louis operation and the sale of certain fixed assets and inventory of the southeast Texas operations and a goodwill impairment charge of $149,000 was made to reflect the termination of operations at the St. Louis and Chicago locations which were sold/closed, respectively, during fiscal 2003. The St. Louis and Chicago operations were acquired in fiscal 1999.

Other income in fiscal 2003 totaled approximately $54,000 versus $24,000 in fiscal 2002.

The $42,000 add back to income for minority interest reflects the other venturee's 50% share of the IAQTI's loss which is reflected throughout the Statement of Operations as the results of the IAQTI are consolidated.

As a result of net operating loss carryforwards for book purposes, there was no federal income tax provision in fiscal 2003 and 2002. State income tax provisions of $16,000 and $30,000 were made in fiscal 2003 and 2002, respectively.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 2004

During fiscal 2004, we experienced an increase in liquidity of $0.011 million as cash and short-term investments increased from $0.038 million at January 31, 2003 to $0.049 million at January 31, 2004. The increase in liquidity in fiscal 2004 was attributable to cash inflows of $0.46 million from operating activities and of $0.32 million from financing activities partially offset by cash utilized by investing activities of $0.77 million.

Cash inflows from operating activities were generated by net income of $0.64 million, depreciation and amortization of $1.03 million, a $0.09 million decrease in costs and estimated earnings in excess of billings on uncompleted contracts, a $0.29 million increase in accounts payable and a $0.38 million increase in billings in excess of costs and estimated earnings on uncompleted contracts. The cash inflows were partially offset by cash utilizations including a $1.79 million increase in accounts receivable, due to a significantly higher volume of customer billings in January 2004, a $0.03 million increase in inventories and a $0.2 million decrease in accrued liabilities related to the timing of the payments.

Cash inflows from financing activities of $0.32 million during fiscal 2004 included an increase in borrowings on the line of credit by $0.75 million to $4.7 million at January 31, 2004 from $3.95 million at January 31, 2003 which was partially offset by of $0.43 million of repayments on debt.

Our investing activities utilized cash flow of $0.77 million which included $0.52 million for the purchase of property, plant and equipment and $0.26 million of payments related to acquisitions completed both in a current and a prior fiscal year.

FISCAL 2003

During fiscal 2003, we experienced a decrease in liquidity of $0.335 million as cash and short-term investments decreased from $0.37 million at January 31, 2002 to $0.04 million at January 31, 2003. The decrease in liquidity in fiscal 2003 was attributable to cash utilized by financing activities of $0.74 million partially offset by cash inflows of $0.23 million from operating activities and of $0.18 million from investing activities.

Cash outflows from financing activities of $0.74 million during fiscal 2003 included $0.74 million of repayments on debt including reducing borrowings on the line of credit by $0.15 million to $3.95 million at January 31, 2003 from $4.1 million at January 31, 2002.

Cash inflows from operating activities were generated by net income of $0.28 million, depreciation and amortization of $1.05 million, a $3.4 million decrease in accounts receivable and a $0.15 million provision for impairment of goodwill. The cash inflows were partially offset by cash utilizations including a $0.22 million decrease in contingent acquisition consideration, the $0.32 million gain on the sale of the St. Louis operations and certain southwest Texas fixed assets and inventory, $0.04 million of minority interest in the IAQTI, a $0.59 million increase in costs and estimated earnings in excess of billings on uncompleted contracts, a $0.05 million increase in inventories, a $2.65 million decrease in accounts payable, a $0.09 million decrease in billings in excess of costs and estimated earnings on uncompleted contracts and a $0.74 million decrease in accrued liabilities related to the timing of the payments.

Our investing activities generated cash flow of $0.18 million which included $0.49 million of proceeds from the sale of the St. Louis operation and certain southwestern Texas fixed assets and inventory and the $0.03 million of capital contributions from the other venturee in the IAQTI. These inflows were partially offset by $0.32 million for the purchase of property, plant and equipment and a $0.02 million payment related to an acquisition completed in a prior fiscal year.

CONTRACTUAL OBLIGATIONS

                                                            PAYMENT DUE BY PERIOD
                                               -----------------------------------------------
                                                        LESS THAN    1-3      3-5    MORE THAN
                                               TOTAL     1 YEAR     YEARS    YEARS    5 YEARS
                                               ------   ---------   ------   -----   ---------
                                                                 (THOUSANDS)
Long-Term Debt Obligations                     $5,707     $401      $5,015    $55      $236
Capital Lease Obligations                          --       --          --     --        --
Operating Lease Obligations                     1,113      528         559     26        --
Purchase Obligations                               --       --          --     --        --
Other Long-Term Liabilities Reflected On
  Registrant's Balance Sheet Under GAAP            --       --          --     --        --
                                               ------     ----      ------    ---      ----
Total                                          $6,820     $929      $5,574    $81      $236
                                               ======     ====      ======    ===      ====

The 1-3 year payment due column includes $4.7 million for the line of credit which is due June 6, 2006. The line of credit is at an interest rate of prime plus 1%. Our Chief Executive Officer has provided a limited personal guarantee. We rely significantly upon our access to credit facilities in order to operate our business. We expect to be able to maintain our existing line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. An inability to maintain an adequate line of credit could result in limitations on our ability to bid for new or renew existing contracts which could have a material adverse effect on our financial condition and results of operations. It has been the practice of our lending institution to annually extend the maturity date of the line of credit. While we are confident that this will remain the case, there can be no assurance that the lending institution will continue to extend the maturity date of the line of credit annually.

Under our credit facility, we are also required to maintain specified financial ratios and satisfy certain financial tests. At January 31, 2004 we were not in compliance with the debt to net worth and net worth covenant of our debt agreement. Although we have been able to obtain waivers from our lending institution in the past for failure to meet certain of the covenants under the credit facility, the availability of any future required waivers cannot be assured. Any failure on our part to obtain a waiver from our lending institution, if required, would have a material adverse effect on our business and financial condition.

In March 2004, we raised $0.5 million from a private placement of our Common Stock to fund general business purposes and our acquisition strategy. In connection with the private placement, we also issued warrants exercisable for an addition 3.5 million shares. The full exercise of these warrants would result in process of $4.4 million.

Based upon the current operating plan, we expect that our existing cash balances and cash flows from operations will be sufficient to finance our working capital and capital expenditure requirements through Fiscal 2005. However, if events occur or circumstances change such that we fail to meet our operating plan as expected, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity or debt financing or from other sources. If additional financing is needed, we can not be assured that such financing will be available on commercially reasonable terms or at all.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The only market risk, as defined, that we are exposed to is interest rate sensitivity. The interest rate on the equipment note and revolving line of credit fluctuate based upon changes in the prime rate. Each 1% change in the prime rate will result in a $57,000 change in borrowing costs based upon the balance outstanding at January 31, 2004.

ITEM 9A.  CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of our disclosure controls and procedures. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the period covered by this report have been designed and are functioning effectively to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. A controls system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls systems are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.

No change in our internal control over financial reporting occurred during our most recent fiscal quarter that has materially affected or is reasonable likely to materially affect, our internal control over financial reporting.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PDG Environmental, Inc.

We have audited the accompanying consolidated balance sheet of PDG Environmental, Inc. (the "Corporation") and subsidiaries as of January 31, 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of January 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended January 31, 2003 and 2002 were audited by Stokes & Hinds, LLC, who merged with Parente Randolph, LLC as of June 1, 2003, and whose report dated April 7, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated 2004 financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. as of January 31, 2004 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information in Schedule II is presented for purposes of additional analysis. Such information has been subjected to the auditing procedure applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania
April 7, 2004

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2004           2003
                                                              -----------    -----------
ASSETS
CURRENT ASSETS
  Cash and short-term investments                             $    49,000    $    38,000
  Accounts receivable, net of $150,000 allowance in fiscal
     2004 and fiscal 2003                                      11,057,000      9,271,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                      3,327,000      3,412,000
  Inventories                                                     514,000        484,000
  Other current assets                                            250,000        286,000
                                                              -----------    -----------
TOTAL CURRENT ASSETS                                           15,197,000     13,491,000
PROPERTY, PLANT AND EQUIPMENT
  Land                                                             42,000         42,000
  Leasehold improvements                                          203,000        194,000
  Furniture and fixtures                                          177,000        176,000
  Vehicles                                                        749,000        781,000
  Equipment                                                     6,265,000      5,934,000
  Buildings                                                       370,000        370,000
                                                              -----------    -----------
                                                                7,806,000      7,497,000
Less: accumulated depreciation                                  6,882,000      6,238,000
                                                              -----------    -----------
                                                                  924,000      1,259,000
COVENANTS NOT TO COMPETE, Net of Accumulated Amortization of
  $218,000 and $130,000 in 2004 and 2003, Respectively            112,000        100,000
GOODWILL                                                          714,000        433,000
OTHER ASSETS                                                      236,000        327,000
                                                              -----------    -----------
TOTAL ASSETS                                                  $17,183,000    $15,610,000
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2004           2003
                                                              -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                            $ 3,810,000    $ 3,519,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                      1,449,000      1,070,000
  Accrued liabilities                                           1,328,000      1,400,000
  Current portion of long-term debt                               401,000        467,000
                                                              -----------    -----------
TOTAL CURRENT LIABILITIES                                       6,988,000      6,456,000
LONG-TERM DEBT                                                  5,306,000      4,922,000
                                                              -----------    -----------
TOTAL LIABILITIES                                              12,294,000     11,378,000
MINORITY INTEREST                                                 (20,000)       (12,000)
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Cumulative convertible Series A preferred stock, $0.01 par value, 5,000,000 shares authorized and 6,000 issued and
     outstanding shares at January 31, 2004 and 2003
     (liquidation preference of $60,000 at January 31, 2004)       14,000         14,000
  Common stock, $0.02 par value, 30,000,000 shares
     authorized and 9,423,840 and 9,418,840 shares issued
     and outstanding at January 31, 2004 and 2003,
     respectively                                                 189,000        189,000
  Paid-in capital                                               8,111,000      8,110,000
  Deferred compensation                                            (6,000)       (26,000)
  (Deficit) retained earnings                                  (3,361,000)    (4,005,000)
  Less treasury stock, at cost, 46,510 shares at January 31,
     2004 and 2003                                                (38,000)       (38,000)
                                                              -----------    -----------
TOTAL STOCKHOLDERS' EQUITY                                      4,909,000      4,244,000
                                                              -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $17,183,000    $15,610,000
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

PDG ENVIRONMENTAL, INC.

                                                                   FOR THE YEARS ENDED JANUARY 31,
                                                              -----------------------------------------
                                                                 2004           2003           2002
                                                              -----------    -----------    -----------
CONTRACT REVENUES                                             $36,367,000    $40,883,000    $42,587,000
CONTRACT COSTS                                                 29,553,000     35,084,000     38,329,000
                                                              -----------    -----------    -----------
GROSS MARGIN                                                    6,814,000      5,799,000      4,258,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    5,813,000      5,398,000      5,449,000
                                                              -----------    -----------    -----------
INCOME (LOSS) FROM OPERATIONS                                   1,001,000        401,000     (1,191,000)
OTHER INCOME (EXPENSE):
  Interest expense                                               (352,000)      (375,000)      (404,000)
  Gain on sale of St. Louis operation and other fixed assets           --        321,000             --
  Provision for impairment in value of goodwill                        --       (149,000)            --
  Interest and other income                                        49,000         54,000         24,000
                                                              -----------    -----------    -----------
                                                                 (303,000)      (149,000)      (380,000)
                                                              -----------    -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST           698,000        252,000     (1,571,000)
INCOME TAX PROVISION                                              (62,000)       (16,000)       (30,000)
MINORITY INTEREST                                                   8,000         42,000
                                                              -----------    -----------    -----------
NET INCOME (LOSS)                                             $   644,000    $   278,000    $(1,601,000)
                                                              ===========    ===========    ===========
EARNINGS PER COMMON SHARE -- BASIC:                           $      0.07    $      0.03    $     (0.17)
                                                              ===========    ===========    ===========
EARNINGS PER COMMON SHARE -- DILUTIVE:                        $      0.07    $      0.03    $     (0.17)
                                                              ===========    ===========    ===========
AVERAGE COMMON SHARES OUTSTANDING                               9,373,000      9,372,000      9,211,000
AVERAGE DILUTIVE COMMON STOCK EQUIVALENTS OUTSTANDING             195,000        274,000             --
                                                              -----------    -----------    -----------
AVERAGE COMMON SHARES AND DILUTIVE COMMON STOCK EQUIVALENTS
  OUTSTANDING                                                   9,568,000      9,646,000      9,211,000
                                                              ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG ENVIRONMENTAL, INC.

                             PREFERRED                                                      (DEFICIT)        TOTAL
                               STOCK      COMMON     PAID-IN       DEFERRED     TREASURY    RETAINED     STOCKHOLDERS'
                             SERIES A     STOCK      CAPITAL     COMPENSATION    STOCK      EARNINGS        EQUITY
                             ---------   --------   ----------   ------------   --------   -----------   -------------
BALANCE AT JANUARY 31, 2001   $14,000    $177,000   $7,767,000     $     --     $(38,000)  $(2,586,000)   $5,334,000
Issuance of 300,000 shares
  in connection with an
  acquisition                              6,000       183,000                                               189,000
Issuance of 450,000 stock
  options                                               59,000      (59,000)                                      --
Issuance of 25,000 shares
  under Employee Incentive
  Stock Option Plan                        1,000         8,000                                                 9,000
Amortization of stock based
  compensation                                                       13,000                                   13,000
Issuance of 259,696 shares
  to reflect declaration of
  1/3 of the common stock
  rights                                   5,000        91,000                                 (96,000)           --
Net Loss                                                                                    (1,601,000)   (1,601,000)
                              -------    --------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31, 2002    14,000    189,000     8,108,000      (46,000)     (38,000)   (4,283,000)    3,944,000
Issuance of 5,000 shares
  under Employee Incentive
  Stock Option Plan                           --         2,000                                                 2,000
Amortization of stock based
  compensation                                                       20,000                                   20,000
Net Income                                                                                     278,000       278,000
                              -------    --------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31, 2003    14,000    189,000     8,110,000      (26,000)     (38,000)   (4,005,000)    4,244,000
Issuance of 5,000 shares
  under Employee Incentive
  Stock Option Plan                           --         1,000                                                 1,000
Amortization of stock based
  compensation                                                       20,000                                   20,000
Net Income                                                                                     644,000       644,000
                              -------    --------   ----------     --------     --------   -----------    ----------
BALANCE AT JANUARY 31, 2004   $14,000    $189,000   $8,111,000     $ (6,000)    $(38,000)  $(3,361,000)   $4,909,000
                              =======    ========   ==========     ========     ========   ===========    ==========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG ENVIRONMENTAL, INC.

                                                                   FOR THE YEARS ENDED JANUARY 31,
                                                              -----------------------------------------
                                                                 2004           2003           2002
                                                              -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)                                             $   644,000    $   278,000    $(1,601,000)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO CASH PROVIDED
  (USED) BY OPERATING ACTIVITIES:
  Depreciation                                                    823,000        851,000        857,000
  Amortization                                                    205,000        194,000        340,000
  Contingent acquisition consideration                                 --       (219,000)       260,000
  Stock based compensation                                         20,000         20,000         13,000
  Gain on sale of St. Louis operation and other fixed assets
     and inventory                                                     --       (321,000)            --
  Provision for impairment in value of goodwill                        --        149,000             --
  Provision for uncollectible accounts                                 --         20,000        200,000
  Minority interest                                                (8,000)       (42,000)            --
CHANGES IN CURRENT ASSETS AND LIABILITIES OTHER THAN CASH:
  Accounts receivable                                          (1,786,000)     3,432,000     (5,645,000)
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                         85,000       (595,000)      (271,000)
  Inventories                                                     (30,000)       (50,000)         7,000
  Other current assets                                             36,000         (9,000)       293,000
  Accounts payable                                                291,000     (2,647,000)     3,872,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                        379,000)       (94,000)       254,000
  Accrued liabilities                                            (195,000)      (736,000)       563,000
                                                              -----------    -----------    -----------
TOTAL CHANGES                                                  (1,220,000)      (699,000)      (927,000)
                                                              -----------    -----------    -----------
CASH PROVIDED (USED) BY OPERATING ACTIVITIES                      464,000        231,000       (858,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                      (523,000)      (324,000)      (757,000)
  Acquisition of businesses                                      (258,000)       (24,000)      (921,000)
  Other venture's capitalization of joint venture                      --         30,000             --
  Proceeds from sale of St. Louis operation and other fixed
     assets and inventory                                          35,000        490,000         15,000
  Changes in other assets                                         (26,000)         4,000        (37,000)
                                                              -----------    -----------    -----------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                 (772,000)       176,000     (1,700,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt                                              750,000             --      3,134,000
  Proceeds from exercise of stock options and warrants              1,000          2,000          9,000
  Principal payments on debt                                     (432,000)      (744,000)      (426,000)
                                                              -----------    -----------    -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                  319,000       (742,000)     2,717,000
                                                              -----------    -----------    -----------
Net increase (decrease) in cash and short-term investments         11,000       (335,000)       159,000
Cash and short-term investments, beginning of year                 38,000        373,000        214,000
                                                              -----------    -----------    -----------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                  $    49,000    $    38,000    $   373,000
                                                              ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG ENVIRONMENTAL, INC.

FOR THE THREE YEARS ENDED JANUARY 31, 2004

NOTE 1 -- BASIS OF PRESENTATION

BUSINESS ACTIVITIES:

PDG Environmental, Inc. (the "Corporation") is a holding company which, through its wholly-owned operating subsidiaries, provides environmental and specialty contracting services including asbestos and lead abatement, insulation, microbial remediation, demolition and related services. In the first quarter of fiscal 2003, the Corporation formed IAQ Training Institute ("IAQTI") a 50/50 joint venture to provide training in mold awareness and remediation.

Services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or more to complete.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL PRESENTATION:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the Corporation and its wholly-owned subsidiaries.

The results of IAQTI, in which the Corporation holds a 50% interest, were also consolidated since the Corporation is a 50% owner of IAQTI and exercises management control. The other 50% owner's portion is reflected as minority interest in the financial statements.

REVENUES AND COST RECOGNITION:

Revenues for services performed are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method).

Contract costs include direct labor, material and subcontractor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period in which such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

CASH AND SHORT-TERM INVESTMENTS:

Cash and short-term investments consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS:

The Corporation provides for estimated losses on uncollectible accounts receivable based upon management's review of outstanding trade receivables.

INVENTORIES:

Inventories consisting of materials and supplies used in the completion of contracts is stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method.

GOODWILL:

The Corporation accounts for goodwill as required by SFAS No. 142 and reviews goodwill annually for impairment.

INCOME TAXES:

The Corporation provides for income taxes under the liability method as required by SFAS No. 109.

Earnings on construction contracts, for income tax purposes, are determined using the percentage-of-completion method of accounting.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted laws and applicable rates.

COMPENSATION PLANS:

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," (as amended by SFAS 148), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized. For pro forma effect of applying SFAS 123 refer to footnote 10 -- Compensation Plans.

NOTE 3 -- NEW ACCOUNTING PRONOUNCEMENTS

In May 2003, the Financial Accounting Standards Bards (the "FASB") issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Corporation has adopted the provisions of this Statement but the Statement did not have any effect on the Corporation as it did not have any of these financial instruments.

On April 30, 2003, FASB issues Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 clarifies 1) the circumstances in which a contract with an initial net investment meets the characteristics of a derivative, 2) when a derivative contains a financing component and amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003. The Corporation has adopted the provisions of this Statement but the Statement did not have any effect on the Corporation as it did not have any of these financial instruments.

On January 15, 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." The objective of this interpretation is to improve financial reporting by enterprises involved with variable interest entities. The interpretation is effective for financial statements issued after October 9, 2003. The Corporation has no variable interest entities that are not currently consolidated.

NOTE 4 -- ACCOUNTS RECEIVABLE

Accounts receivable at January 31, 2004 and 2003 include $1,406,000 and $1,308,000, respectively, of retainage receivables. For the years ended January 31, 2004 and 2003, no customer accounted for more than 10% of the Corporation's consolidated revenues.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the creditworthiness of customers and, when feasible, requests collateral to secure the performance of services.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 5 -- COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2004           2003
                                                              --------------------------
Revenues earned on uncompleted contracts                      $43,979,000    $44,859,000
Less: billings to date                                         42,101,000     42,517,000
                                                              -----------    -----------
Net Under Billings                                            $ 1,878,000    $ 2,342,000
                                                              ===========    ===========

Included in the accompanying consolidated balance sheets under the following captions:

                                                                     JANUARY 31,
                                                              --------------------------
                                                                 2004           2003
                                                              --------------------------
Costs and estimated earnings in excess of billings on
  uncompleted contracts                                       $ 3,327,000    $ 3,412,000
Billings in excess of costs and estimated earnings on
  uncompleted contracts                                        (1,449,000)    (1,070,000)
                                                              -----------    -----------
Net Under Billings                                            $ 1,878,000    $ 2,342,000
                                                              ===========    ===========

NOTE 6 -- ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                                                      JANUARY 31,
                                                               -------------------------
                                                                  2004           2003
                                                               -------------------------
Wages and withholdings                                         $  529,000     $  689,000
Accrued fringe benefits                                           248,000        291,000
Covenants not to compete                                           17,000        175,000
Additional acquisition consideration                              281,000             --
Other                                                             253,000        245,000
                                                               ----------     ----------
Total Accrued Liabilities                                      $1,328,000     $1,400,000
                                                               ==========     ==========

NOTE 7 -- LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:

                                                                    JANUARY 31,
                                                              ------------------------
                                                                 2004          2003
                                                              ----------    ----------
Term loan due in monthly installments of $4,095 including
  interest at 4.875% due in August 2015                       $  347,000    $  366,000
Equipment note due in monthly installments of $21,495
  including interest at 1% above the prime rate, due in
  August 2005                                                    368,000       585,000
Equipment note due in monthly installments of $16,114
  including interest at 1% above the prime rate, due in
  August 2005                                                    133,000       256,000
Revolving line of credit expiring on June 6, 2006 and
  bearing interest at 1% above the prime rate                  4,700,000     3,950,000
Equipment notes, most significant note due in monthly
  installments of $4,472 including interest at 7.25%, due
  until July, 2005                                                76,000       138,000
Term note payable to the former shareholders of Tri-State
  Restoration with interest at 6.5%                               83,000        94,000
                                                              ----------    ----------
                                                               5,707,000     5,389,000
Less amount due within one year                                  401,000       467,000
                                                              ----------    ----------
                                                              $5,306,000    $4,922,000
                                                              ==========    ==========

On August 3, 2000, the Corporation closed on a $4.7 million credit facility with Sky Bank, an Ohio banking association, consisting of a 3-year $3 million revolving line of credit, a 5-year $1 million equipment note, a 15-year $0.4 million mortgage and a 5-year $0.3 million commitment for future equipment financing. The new financing repaid all of the Company's existing debt.

The line of credit, equipment note and commitment for future equipment financing are at an interest rate of prime plus 1% with financial covenant incentives which may reduce the interest rate to either prime plus 1/2% or prime (at January 31, 2004 prime was 4%). The mortgage is at an interest rate of 9.15% fixed for three years and is then adjusted to 2.75% above the 3-year Treasury Index every three years. The Chief Executive Officer of the Corporation provided a limited personal guarantee for the credit facility. The credit facility contains certain financial covenants which the Corporation required waiver at January 31, 2004, 2003 and 2002.

In November 2000, Sky Bank approved a $1.5 million increase in the line of credit to $4.5 million to fund the proposed acquisition of Tri-State Restorations, an asbestos abatement and demolition company in California. (See
Note 13 for further discussion of the acquisition). Additionally, Sky Bank increased the commitment for future equipment financing by $0.3 million to $0.6 million. In April 2001 and June 2001, the Company borrowed $273,000 and $283,000, respectively, against the commitment for future equipment financing to fund the fixed asset portion of the Tri-State Restoration acquisition and to fund other equipment purchases. In August 2001 the remaining $44,000 was borrowed against the commitment for future equipment financing to fund equipment purchases.

On May 6, 2002 Sky Bank increased the line of credit by $750,000 to $5.25 million for a ninety-day period. In July 2002, the Corporation and Sky Bank reached an agreement whereby the Corporation's availability on the line of credit was reduced by $50,000 on August 6, 2002, by $100,000 for each of the seven successive months thereby eliminating the $750,000 increase by March 5, 2003. Additionally in August 2002, the Corporation agreed to pay $100,000 of the proceeds from the sale of the St. Louis operation to reduce the balance outstanding on the equipment notes with Sky Bank.

On February 28, 2003 Sky Bank increased the line of credit by $600,000 to $5.1 million for a four-month period. The availability on the line of credit was reduced to $4.5 million on July 1, 2003.

In July 2003 Sky Bank approved a permanent $500,000 increase in the Company's line of credit to $5 million and extended the maturity date until June 6, 2005. In January 2004 Sky Bank approved a permanent $500,000 increase in the Company's line of credit to $5.5 million,

In April 2004 Sky Bank extended the maturity date on the line of credit until June 6, 2006.

On January 31, 2004, the balance on the line of credit was $4,700,000 with an unused availability of $800,000.

The majority of the Corporation's property and equipment are pledged as security for the above obligations.

Maturity requirements on long-term debt aggregate $401,000 in fiscal 2005, $293,000 in fiscal 2006, $4,722,000 in fiscal 2007, $26,000 in fiscal 2008,
$29,000 in fiscal 2009 and $236,000 thereafter.

The Corporation paid approximately $344,000, $378,000, and $367,000 for interest costs during the years ended January 31, 2004, 2003 and 2002, respectively.

NOTE 8 -- INCOME TAXES

At January 31, 2004, the Corporation has net operating loss carryforwards of approximately $2,923,000 for income tax purposes which expire in years 2004 through 2011. For financial reporting purposes, a valuation allowance of approximately $1,656,000 has been recognized to offset the deferred tax asset related to those carryforwards and to other deferred tax assets. When realized, the tax benefit of these net operating loss carryforwards will be applied to reduce income tax expense. These loss carryforwards are subject to various restrictions based on future operations of the group. The valuation allowance decreased by $481,000 during the year ended January 31, 2004 primarily due to the utilization of the net operating loss carryforward.

The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 2004 and 2003 are as follows:

                                                                    JANUARY 31,
                                                              ------------------------
                                                                 2004          2003
                                                              ----------    ----------
Deferred tax liabilities:
  Tax over book depreciation                                  $       --    $       --
Deferred tax assets:
  Book over tax depreciation and amortization                    506,000       115,000
  Other                                                          156,000        56,000
  Net operating loss carryforwards                               994,000     1,966,000
                                                              ----------    ----------
  Total deferred tax assets                                    1,656,000     2,137,000
Valuation allowance for deferred tax assets                    1,656,000     2,137,000
                                                              ----------    ----------
  Net deferred tax assets                                             --            --
                                                              ----------    ----------
  Net deferred tax liabilities                                $       --    $       --
                                                              ==========    ==========

Significant components of the provision for income taxes (all current) are as follows:

                                                                   FOR THE YEARS ENDED
                                                                       JANUARY 31,
                                                              -----------------------------
                                                               2004       2003       2002
                                                              -------    -------    -------
Current:
  Federal                                                     $    --    $    --    $    --
  State                                                        62,000     16,000     30,000
                                                              -------    -------    -------
  Total income tax provision                                  $62,000    $16,000    $30,000
                                                              =======    =======    =======

The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                                    FOR THE YEARS ENDED
                                                                        JANUARY 31,
                                                             ----------------------------------
                                                               2004         2003        2002
                                                             ---------    --------    ---------
Tax at statutory rate                                        $ 219,000    $ 95,000    $(534,000)
State income taxes, net of federal tax benefit                  43,000      11,000       20,000
Limitation on utilization of net operating loss               (200,000)    (90,000)     544,000
                                                             ---------    --------    ---------
                                                             $  62,000    $ 16,000    $  30,000
                                                             =========    ========    =========

The Corporation paid approximately $30,000, $65,000 and $104,000 for federal and state income and franchise taxes during the years ended January 31, 2004, 2003 and 2002, respectively.

NOTE 9 -- NOTES RECEIVABLE -- OFFICERS

At January 31, 2004 and 2003, the Corporation had approximately $102,000 in notes receivable from its officers in the form of personal loans. A breakdown of the notes receivable balance at January 31, 2004 by officer is as follows: John
C. Regan, Chairman -- $95,000 and Lawrence Horvat, Vice President -- $7,000.

NOTE 10 -- COMPENSATION PLANS

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," (as amended by SFAS 148), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, no compensation expense is recognized.

The Corporation maintains a qualified Incentive Stock Option plan (the "Plan") which provides for the grant of incentive options to purchase an aggregate of up to 3,300,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries. All options granted have 10-year terms.

Options to purchase 629,333 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2004. Vesting of the non-discretionary portion of the stock options, at an exercise price of $0.19 per share, was contingent upon the individual offices, and in the case of the executive office, the Corporation meeting pre-established financial goals for the year. Those individual non-discretionary awards that did not vest due to failure to achieve goals, vest in November 2011. Vesting of the discretionary portion is based upon a number of discretionary items, including overall corporate performance, absolute dollar amount of office contribution and the magnitude of contracts awarded during the prior year and the office backlog as of the end of the year to name the most significant criteria among others. All unvested discretionary options are returned to the Plan for future grants. A total of 300,500 options to purchase shares of common stock vested at January 31, 2004 relative to fiscal 2004.

Options to purchase 660,000 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2003. Vesting of the non-discretionary portion of the stock options, at an exercise price of $0.46 per share, was contingent upon the individual offices, and in the case of the executive office, the Corporation meeting pre-established financial goals for the year. Those individual non-discretionary awards that did not vest due to failure to achieve goals, vest in November 2010. Vesting of the discretionary portion is based upon a number of discretionary items, including overall corporate performance, absolute dollar amount of office contribution and the magnitude of contracts awarded during the prior year and the office backlog as of the end of the year to name the most significant criteria among others. All unvested discretionary options are returned to the Plan for future grants. A total of 430,034 options to purchase shares of common stock vested at January 31, 2003 relative to fiscal 2003.

Options to purchase 536,500 shares of the Corporation's common stock were granted under the Plan issuable related to fiscal 2002. Vesting of the non-discretionary portion of the stock options, at an exercise price of $0.40 per share, was contingent upon the individual offices, and in the case of the executive office, the Corporation meeting pre-established financial goals for the year. Those individual non-discretionary awards that did not vest due to failure to achieve goals, vest in November 2009. Vesting of the discretionary portion is based upon a number of discretionary items, including overall corporate performance, absolute dollar amount of office contribution and the magnitude of contracts awarded during the prior year and the office backlog as of the end of the year to name the most significant criteria among others. All unvested discretionary options are returned to the Plan for future grants. A total of 290,000 options to purchase shares of common stock vested at January 31, 2002 relative to fiscal 2002. Additionally, 450,000 options to purchase shares of common stock of the Company were issued to the former majority owner of Tri-State Restorations, Inc.

The following table summarizes information with respect to the Plan for the three years ended January 31, 2004:

                                                        WEIGHTED                        OPTION
                                                        AVERAGE        NUMBER OF      PRICE RANGE
                                                     EXERCISE PRICE      SHARES        PER SHARE
                                                     --------------    ----------    -------------
OUTSTANDING AT JANUARY 31, 2001                          $0.52         2,208,083     $0.36 - $1.91
Granted                                                  $0.48         1,137,500     $0.40 - $0.50
Cancelled -- Reusable                                    $0.50          (234,250)    $0.40 - $1.63
Exercised                                                $0.36           (25,000)    $        0.36
                                                                       ---------
OUTSTANDING AT JANUARY 31, 2002                          $0.52         3,086,333     $0.36 - $1.91
Granted                                                  $0.37           643,367     $0.19 - $0.46
Cancelled -- Reusable                                    $0.54          (591,500)    $0.36 - $1.91
Exercised                                                $0.36            (5,000)    $        0.36
                                                                       ---------
OUTSTANDING AT JANUARY 31, 2003                          $0.43         3,133,200     $0.19 - $1.63
Granted                                                  $0.58            25,000     $        0.58
Cancelled -- Reusable                                    $0.33          (266,166)    $0.19 - $1.63
Exercised                                                $0.19            (5,000)    $        0.19
                                                                       ---------
OUTSTANDING AT JANUARY 31, 2004                          $0.46         2,887,034     $0.19 - $0.87
                                                                       =========
EXERCISABLE AT JANUARY 31, 2004                          $0.46         1,952,834     $0.19 - $0.87
                                                                       =========

The weighted average life of the options outstanding at January 31, 2004 and 2003 was 6.2 years and 6.4 years, respectively.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 2004, 2003 and 2002: risk-free interest rates of 4%, 4% and 5% in fiscal 2004, 2003 and 2002, respectively; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 1.18, 1.14 and 0.88 in fiscal 2004, 2003 and 2002, respectively; and a weighted-average expected life of the option of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                          FISCAL
                                                           ------------------------------------
                                                              04           03           02
                                                           ---------    --------    -----------
Net income (loss), as reported                             $ 644,000    $278,000    $(1,601,000)
Deduct: Total stock-based employee compensation expense
  determined under fair value method for all awards net
  of related tax effects                                    (119,000)    (58,000)      (179,000)
                                                           ---------    --------    -----------
Pro forma net income (loss)                                $ 525,000    $220,000    $(1,780,000)
                                                           =========    ========    ===========
Earnings per share:
Basic-as reported                                          $    0.07    $   0.03    $     (0.17)
                                                           =========    ========    ===========
Basic-pro forma                                            $    0.05    $   0.02    $     (0.19)
                                                           =========    ========    ===========
Diluted-as reported                                        $    0.07    $   0.03    $     (0.17)
                                                           =========    ========    ===========
Diluted-pro forma                                          $    0.05    $   0.02    $     (0.19)
                                                           =========    ========    ===========

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 2004:

                                                                             OPTION
                                                              NUMBER OF    PRICE RANGE
                                                               SHARES       PER SHARE
                                                              ---------    -----------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2001                 20,000     $0.60-$0.65
Cancelled -- Reusable                                          (10,000)    $      0.60
                                                               -------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2002                 10,000     $      0.65
No Activity                                                         --              --
                                                               -------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2003                 10,000     $      0.65
No Activity                                                         --              --
                                                               -------
OUTSTANDING AND EXERCISABLE AT JANUARY 31, 2004                 10,000     $      0.65
                                                               =======

The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the "Employee Directors Plan") which provides for the grant of options to purchase an aggregate of up to 250,000 shares of the Corporation's common stock. Options to purchase 50,000 shares of the Corporation's common stock at an exercise price of $0.65 per share have been granted under the Employee Director Plan. At January 31, 2004 all of the options granted under the Employee Directors Plan were exercisable.

The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provides for the grant of options to purchase an aggregate of up to 600,000 shares of the Corporation's common stock. Options to purchase 370,250 shares of the Corporation's common stock at prices ranging from $0.26 per share to $1.39 per share have been granted under the Non-Employee Directors Plan. At January 31, 2004, all of the options granted under the Non-Employee Directors Plan were exercisable.

No pro forma information is presented relative to the non-qualified stock option plan, the Employee Director Plan or the Non-Employee Directors Plan as the effect is either immaterial or non-existent.

NOTE 11 -- STOCK WARRANTS

At January 31, 2004, the Corporation did not have any warrants outstanding. At January 31, 2003, the Corporation had 250,000 fully vested warrants outstanding. The exercise price of the warrants ranged from $1.20 per share to $2.50 per share. These warrants were issued in conjunction with shareholder relations and investment banking agreements and expired during fiscal 2004.

NOTE 12 -- PREFERRED STOCK

At the Corporation's Annual Meeting of Stockholders held on July 23, 1993, the following matters were approved by a majority of the Corporation's preferred and common stockholders which affected the Corporation's Series A Preferred stock and common stock: a reduction in the Series A Preferred Stock dividend rate from 9% to 2% and the cancellation of the accrued but unpaid dividends and the special voting rights associated with such preferred stock in the event of a certain accumulation of accrued but unpaid dividends thereon; and a recapitalization of the Corporation in order to effect a one for two reverse stock split (the "Recapitalization"). In exchange for the forfeiture of the accrued but undeclared and unpaid dividends, the holders of the Series A Preferred Stock were granted a common stock right which, if and when declared by the Board of Directors, will grant to the holders of such common stock rights shares of the common stock of the Corporation. At the May 23, 1995, March 6, 2000 and March 21, 2001 Board of Directors meetings, the issuance of one third of the shares (280,071, 259,696 and 259,696 common shares, respectively) covered by the aforementioned right was approved. At January 31, 2003 and 2002, there were no common stock rights outstanding, respectively. The Recapitalization was contingent upon the Corporation's listing on the American Stock Exchange. The Corporation made a decision not to pursue such a listing; therefore, the Recapitalization was indefinitely postponed.

At January 31, 2004, there were 6,000 shares of the Corporation's Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $13,000 at January 31, 2004. In March 2004 in conjunction with the private placement of the Company's common stock, as discussed in Note 16, the remaining 6,000 shares of preferred stock were converted into 24,000 shares Common Stock with the accrued but unpaid dividends paid in cash.

NOTE 13 -- SALE OF ST. LOUIS OPERATION AND SOUTHEAST TEXAS FIXED ASSETS AND
           INVENTORY

On July 12, 2002, the Corporation entered into an agreement for the sale of selected assets and assignment of contracts of the St. Louis operation. As consideration for the sale, the Corporation was paid $380,000 in cash. The Corporation recognized a gain of $273,000 from the sale of the St. Louis operation in the second fiscal quarter ending July 31, 2002. Revenues of the St. Louis operation for fiscal 2002 were $2.2 million. At January 31, 2003 an impairment charge of $149,000 was made to reflect the termination of operations at the St. Louis and Chicago locations which were sold/closed, respectively, during fiscal 2003.

In the third fiscal quarter of 2003, the Company sold certain fixed assets and inventory associated with the southeast Texas operation for $110,000 resulting in a gain of $48,000. The Company intends to focus on the mold remediation market in southeastern Texas. Revenues of the southeast Texas asbestos operation for fiscal 2002 were approximately $4.4 million.

NOTE 14 -- GOODWILL

Goodwill increased by $281,000 during the year ended January 31, 2004 due to the accrual of additional purchase price consideration earned by the former owners of Tri-State Restoration, Inc. ("Tri-State") in accordance with Emerging Issues Task Force ("EITF 95-8") "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination". The payment of contingent consideration is based upon the operating income of the former Tri-State operation and payable annually based upon operating results through May 31, 2006.

NOTE 15 -- NET INCOME PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                             FOR THE YEARS ENDED JANUARY 31,
                                                         ---------------------------------------
                                                            2004          2003          2002
NUMERATOR:
     Income (loss) before discontinued operations        $  644,000    $  278,000    $(1,601,000)
     Preferred stock dividends                               (1,000)       (1,000)        (1,000)
                                                         ----------    ----------    -----------
     Numerator for basic earnings per share -- income
       available to common stockholders 245,000             643,000       277,000     (1,602,000)
     Effect of dilutive securities:
     Preferred stock dividends                                1,000         1,000          1,000
                                                         ----------    ----------    -----------
Numerator for diluted earnings per share -- income
  available to common stock after assumed conversions    $  644,000    $  278,000    $(1,601,000)
                                                         ==========    ==========    ===========
DENOMINATOR:
     Denominator for basic earnings per
       share -- weighted average shares                   9,373,000     9,372,000      9,211,000
     Effect of dilutive securities:
       Employee stock options                               166,000       245,000             --
       Warrants                                                  --            --             --
       Convertible preferred stock                           29,000        29,000             --
                                                         ----------    ----------    -----------
     Dilutive potential common shares                       195,000       274,000             --
                                                         ----------    ----------    -----------
       Denominator for diluted earnings per
          share -- adjusted weighted-average shares and
          assumed conversions                             9,568,000     9,646,000      9,211,000
                                                         ==========    ==========    ===========
BASIC EARNINGS (LOSS) PER SHARE                          $     0.07    $     0.03    $     (0.17)
                                                         ==========    ==========    ===========
DILUTED EARNINGS (LOSS) PER SHARE                        $     0.07    $     0.03    $     (0.17)
                                                         ==========    ==========    ===========

At January 31, 2004, 2003 and 2002; 1,467,750, 1,165,083 and 1,961,083 options, and 0, 250,000 and 250,000 warrants, respectively, were not included in the calculation of dilutive earnings per share as their inclusion would have been antidilutive.

NOTE 16 -- COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $516,000, $578,000 and $554,000 for the years ended January 31, 2004, 2003 and 2002, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 2004 aggregated $1,113,000 and payments due during the next five fiscal years are as follows:
2005 -- $528,000, 2006 -- $348,000, 2007 -- $211,000, 2008 -- $25,000 and
2009 -- $1,000.

NOTE 17 -- SUBSEQUENT EVENT

On March 4, 2004 the Corporation closed on a private placement transaction pursuant to which it sold 1,250,000 million shares of Common Stock, (the "Shares"), to Barron Partners, LP (the "Investor") for an aggregate purchase price of $500,000. In addition, the Corporation issued two warrants to the Investor exercisable for shares of its Common Stock (the "Warrants"). The Shares and the Warrants were issued in a private placement transaction pursuant to
Section 4(2) and Regulation D under the Securities Act of 1933, as amended.

The First Warrant provides the Investor the right to purchase up to 1,500,000 shares of the Corporation's Common Stock. The First Warrant has an exercise price of $0.80 per share resulting in proceeds of $1,200,000 to the Company upon its full exercise and expires five years from the date of issuance. The Corporation may require the Investor to exercise the First Warrant in full at any time until December 4, 2005, if the average price of the Corporation's Common Stock exceeds $1.20 for ten consecutive trading days and the Corporation has a Registration Statement effective for the same ten consecutive trading days.

The Second Warrant provides the Investor the right to purchase up to 2,000,000 shares of the Corporation's Common Stock. The Second Warrant has an exercise price of $1.60 per share resulting in proceeds of $3,200,000 to the Corporation upon its full exercise and expires five years from the date of issuance. The Corporation may require the Investor to exercise the Second Warrant in full at any time until December 4, 2005 if the average price of the Corporation's Common Stock exceeds $2.40 for twenty consecutive trading days and the Corporation has a Registration Statement effective for the same twenty consecutive trading days.

In connection with these transactions, the Corporation and the Investor entered into a Registration Rights Agreement. Under this agreement, the Corporation is required to file within ninety (90) days of closing a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering the resale of the Shares and the shares of Common Stock underlying the Warrants.

The Corporation intends to utilize the proceeds from the sale of its Common Stock for general business purposes and to fund its acquisition strategy.

NOTE 18 -- QUARTERLY RESULTS (UNAUDITED)

The Company had the following results by quarter:

                                        FIRST         SECOND         THIRD         FOURTH
                                       QUARTER        QUARTER       QUARTER       QUARTER         YEAR
                                     -----------    -----------    ----------    ----------    -----------
YEAR ENDING JANUARY 31, 2004
Revenues                             $ 8,366,000    $ 9,473,000    $9,414,000    $9,114,000    $36,367,000
Gross margin                           1,669,000      1,646,000     1,775,000     1,724,000      6,814,000
Net income                           $   227,000    $   146,000    $  106,000    $  165,000    $   644,000
Earnings per share
  Basic                              $      0.02    $      0.02    $     0.01    $     0.02    $      0.07
  Diluted                            $      0.02    $      0.02    $     0.01    $     0.02    $      0.07
YEAR ENDING JANUARY 31, 2003
Revenues                             $10,900,000    $12,227,000    $9,157,000    $8,599,000    $40,883,000
Gross margin                             919,000      1,558,000     1,583,000     1,739,000      5,799,000
Net income (loss)                    $  (227,000)   $   417,000    $  106,000    $  (18,000)   $   278,000
Earnings per share
  Basic                              $     (0.02)   $      0.04    $     0.01    $     0.00    $      0.03
  Diluted                            $     (0.02)   $      0.04    $     0.01    $     0.00    $      0.03

                            PDG ENVIRONMENTAL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 2004, 2003 AND 2002

                                                     ADDITIONS
                                 BALANCE AT           CHARGED                                BALANCE
                                BEGINNING OF            TO                                   AT CLOSE
                                    YEAR              INCOME           DEDUCTIONS(1)         OF YEAR
                                ------------         ---------         -------------         --------
2004
Allowance for doubtful
  accounts                        $150,000           $     --             $    --            $150,000
                                  ========           ========             =======            ========
2003
Allowance for doubtful
  accounts                        $130,000           $ 20,000             $    --            $150,000
                                  ========           ========             =======            ========
2002
Allowance for doubtful
  accounts                        $     --           $200,000             $70,000            $130,000
                                  ========           ========             =======            ========

---------------

(1) Uncollectible accounts written off, net of recoveries.

                            PDG ENVIRONMENTAL, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 13, 2004

          The undersigned hereby constitutes and appoints James D. Chiafullo, with powers of substitution, as proxy, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on June 1, 2004, at the Annual Meeting of Stockholders of the Corporation to be held on July 13, 2004 at 9:00 A.M., E.D.T. at the Corporation's Office at 1386 Beulah Road, Building #801, Pittsburgh, PA 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated May 25, 2004, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting.

          The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxy intends to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

         a. Election of Directors       FOR ALL THE NOMINEES LISTED BELOW [ ]         WITHHOLD AUTHORITY [ ]
                                        (EXCEPT AS MARKED TO THE CONTRARY BELOW)      TO VOTE FOR ALL NOMINEES LISTED BELOW

John C. Regan, Richard A. Bendis, Edgar Berkey, James D. Chiafullo and
     Edwin J. Kilpela for a term of one year.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ----------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           (continued and to be signed and voted on the reverse side)

b. Ratification of the Independent Auditors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

c. Re-authorize PDG Environmental, Inc. Incentive Stock Option Plan

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

d. Re-authorize PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

e. Re-authorize PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

                                            Signature(s) must correspond with
                                            the name or names as they appear
                                            printed on this Proxy. When signing
                                            as attorney, administrator,
                                            executor, guardian or trustee,
                                            please add your full title as
                                            such. If shares are registered
                                            in the names of joint tenants
                                            or trustees, each joint tenant
                                            or trustee should sign.

                                            DATED:                   , 2004
                                                   ------------------

                                            -------------------------------
                                            Signature(s) of Stockholder(s)

                                            PLEASE DATE, SIGN AND MAIL THIS
                                            PROXY IN THE ENVELOPE PROVIDED,
                                            POSTAGE NOT NECESSARY IF MAILED
                                                 IN THE UNITED STATES.